UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Dice Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 24, 2014

Dear Fellow Stockholder,
I am pleased to invite you to our 2014 Annual Meeting of Stockholders, which will be held on Thursday, May 29, 2014, at 9:00 a.m., local time, at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018.
At the meeting, we will be electing one class of directors, considering the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and considering the approval, on an advisory basis, of the compensation of our executive officers. The board of directors recommends a vote FOR (i) the election of all director nominees, (ii) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) the approval, on an advisory basis, of the compensation of our named executive officers.
You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card. Of course, you may also vote by returning the enclosed proxy card.
Only Dice Holdings, Inc. stockholders may attend the annual meeting. If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth in the proxy statement.
Thank you very much for your support of Dice Holdings, Inc.
Sincerely,

Michael P. Durney
President and Chief Executive Officer

DICE HOLDINGS, INC.
1040 Avenue of the Americas, 8th Floor
New York, New York 10018
April 24, 2014
NOTICE OF ANNUAL MEETING
Dice Holdings, Inc., a Delaware corporation (the “Company”), will hold its 2014 Annual Meeting of Stockholders (the “Annual Meeting”) at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018, on Thursday, May 29, 2014, at 9:00 a.m., local time, to:

1.	Elect two Class I directors, for a term of three years, or until their successors are duly elected and qualified;

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	Hold an advisory vote on the compensation of our named executive officers as described in the proxy statement; and

4.	Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of Dice Holdings, Inc. common stock (NYSE: DHX) as of the close of business on April 21, 2014, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available at the offices of the Company in New York, New York.
Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby revoking any previous proxy.

Brian P. Campbell
Vice President, General Counsel and Corporate Secretary

i

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on May 29, 2014
The proxy statement and Annual Report on Form 10-K are available at www.investor.diceholdingsinc.com. The means to vote is available by Internet at www.investorvote.com/dhx or by calling 1-800-652-VOTE (8683).
Your Vote is Important
Please vote as promptly as possible
by using the Internet or telephone or
by signing, dating and returning the enclosed proxy card.
If you plan to attend the meeting, you must request an admission ticket in advance of the meeting. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.
Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.
Requests for admission should be addressed to the Corporate Secretary, Dice Holdings, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018 or by calling (212) 448-4181, and will be processed in the order in which they are received and must be requested no later than May 26, 2014. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 8:30 a.m. and the meeting will begin promptly at 9:00 a.m., local time. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

ii

TABLE OF CONTENTS

Page
Directors and Corporate Governance	3

Certain Relationships and Related Person Transactions	10

Executive Compensation	12
Compensation Committee Report
Compensation Discussion and Analysis

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	34

Items To Be Voted On	37
Proposal 1: Election of Directors
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
Proposal 3: Advisory Approval of the Company’s Executive Compensation
Other Matters

Other Procedural Matters	39

iii

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 29, 2014
This proxy statement is furnished to the stockholders of record of Dice Holdings, Inc., a Delaware corporation, in connection with the solicitation by the Company’s board of directors of proxies for the 2014 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018 on Thursday, May 29, 2014, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. In this proxy statement, we refer to Dice Holdings, Inc. as the “Company,” “we” or “us.”
This proxy statement and accompanying proxy and voting instructions are first being mailed on or about April 24, 2014 to holders of the Company’s common stock, par value $0.01 (the “Common Stock”), entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Each owner of record of the Common Stock on the record date is entitled to one vote for each share. At the close of business on April 21, 2014, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 54,443,633 shares of the Common Stock, including 1,836,318 shares of unvested restricted Common Stock. The shares of Common Stock are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”
At the Annual Meeting, two directors (the “Class I Directors”) will be elected by a plurality of the votes cast in person or by proxy and eligible to vote at the Annual Meeting. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority in voting power of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The advisory approval of executive compensation requires the affirmative vote of a majority of the votes cast on this Proposal. Our principal stockholders, which consist of certain affiliates of General Atlantic LLC (the “General Atlantic Stockholders”) and certain affiliates of Quadrangle Group LLC (the “Quadrangle Stockholders,” and together with the General Atlantic Stockholders, the “Principal Stockholders”), control approximately 27.0% of the Common Stock outstanding, and as a result, the Principal Stockholders may have a substantial impact on the outcome of the items up for vote. The Company expects the Principal Stockholders will vote (i) FOR the election of the Class I Directors, (ii) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) FOR the advisory approval of executive compensation.
Broker non-votes and shares with respect to which a stockholder abstains are included in determining whether a quorum is present. An abstention is not deemed to be a vote cast with respect to the election of directors, but will be considered a vote cast with respect to any proposal requiring the approval of the affirmative vote of a majority in voting power. Broker non-votes will not be considered votes cast. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of the directors in Proposal 1 and will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposals 2 and 3.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, a proposal to approve the appointment of the independent registered public accounting firm is considered a discretionary item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. Under Delaware law, an abstention or a broker non-vote will have no legal effect on the election of directors, and an abstention, but not a broker non-vote, will have the same legal effect as a vote “against” the proposal to ratify the appointment of the independent registered public accounting firm.
All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the board of directors. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.
Stockholders will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is 11:59 P.M., Eastern Daylight Time, on May 28, 2014. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.
Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).
Any written notice of revocation or subsequent proxy should be delivered to Dice Holdings, Inc., 1040 Avenue of the Americas, 8th Floor, New York, NY 10018 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

DIRECTORS AND CORPORATE GOVERNANCE
Board Structure
Composition of our Board of Directors
Prior to September 2013, our board of directors consisted of seven directors. Mr. Durney joined the board of directors in September 2013. In February 2014, Mr. Schipper joined the board of directors. The board met twelve times during fiscal 2013. Each director attended at least 75% of all of the meetings of the board and committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the board and committees of which he or she is a member. Three of the Company’s directors attended the Company’s 2013 Annual Meeting of Stockholders.
Our amended and restated by-laws provide that our board of directors will consist of no less than five and no more than 20 persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors. While our shareholders agreement among us, our Principal Stockholders and certain management stockholders (the “Management Stockholders”), dated July 23, 2007 (the “Institutional Shareholder Agreement”), requires that the board consist of at least eight directors, one of whom must be our Chief Executive Officer, our Principal Stockholders have duly waived this requirement. Our board is divided into three classes, with each class serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Ezersky, Gordon and Hodgson are currently serving as Class I directors (with a term expiring at the 2014 Annual Meeting). Messrs. Bingham and Durney and Ms. Sheikholeslami are currently serving as Class II directors (with a term expiring at the 2015 Annual Meeting). Messrs. Barter, Melland and Schipper are currently serving as Class III directors (with a term expiring at the 2016 Annual Meeting).
Under the Institutional Shareholder Agreement, each of the Principal Stockholders has the right to designate up to (1) three members of our board of directors if such Principal Stockholder owns 17.5% or more of our Common Stock, (2) two members of our board of directors if it owns less than 17.5% but at least 10% of our Common Stock and (3) one member of our board of directors if it owns less than 10% but at least 5% of our Common Stock. Each Principal Stockholder has agreed to vote its shares in favor of the directors designated by the other Principal Stockholder in accordance with the terms of the Institutional Shareholder Agreement. Initially, the Principal Stockholders each only designated two members to our board of directors. Currently, Mr. Ezersky has been designated as a member of our board of directors by the Quadrangle Stockholders and Messrs. Bingham and Hodgson have been designated as members of our board of directors by the General Atlantic Stockholders.
Set forth below is information relating to the Company’s directors, including the Class I Directors who are nominated for re-election at the Annual Meeting, as of April 24, 2014.

Name	Age	Position
Michael P. Durney(1)	51	Director, President and Chief Executive Officer
Peter R. Ezersky(2)(5)(8)	53	Chairman
Scot W. Melland	51	Director
John W. Barter(3)	67	Director
H. Raymond Bingham(7)	68	Director
David S. Gordon(4)(5)(6)(10)	72	Director
David C. Hodgson(4)(11)	57	Director
Golnar Sheikholeslami(2)(6)	46	Director
Brian Schipper(9)	53	Director

(1)	Joined the board of directors in September 2013.

(2)	Member of the Compensation Committee.

(3)	Chairman of the Audit Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

(5)	Class I Directors nominated for re-election at the 2014 Annual Meeting.

(6)	Member of the Audit Committee.

(7)	Chairman of the Compensation Committee.

(8)	Chairman of the Nominating & Corporate Governance Committee.

(9)	Joined the board of directors in February 2014.

(10)
On April 11, 2014, the Nominating and Corporate Governance Committee and the board of directors voted, pursuant to the Company’s Governance Guidelines, to waive the mandatory retirement age for Mr. Gordon.

(11)	Class I Director who will not be standing for re-election at the 2014 Annual meeting.
Michael P. Durney has been President and Chief Executive Officer, as well as a director of the Company since September 2013. Mr. Durney joined our predecessor, Dice Inc., in May 2000 as the Company’s Chief Financial Officer and held that position, as well as other operating roles, until he became President and CEO. Previously, Mr. Durney had strategic and operational leadership responsibility for all of our industry-focused services, including eFinancialCareers, Health Callings and Rigzone, the latter he led since the acquisitions of our oil and gas brands in 2010. Prior to joining the Company, he held the position of Vice President and Controller of USA Networks, Inc. (now known as IAC/InterActiveCorp.) from 1998 to 2000. Mr. Durney’s previous experience includes being the Chief Financial Officer of Newport Media, Inc. from 1996 to 1998, Executive Vice President, Finance of Hallmark Entertainment, Inc. from 1994 to 1996, and Vice President, Controller of Univision Television Group, Inc. from 1989 to 1994. Mr. Durney started his finance career at the accounting firm of Arthur Young & Company in 1983 and is a licensed Certified Public Accountant in the state of New York. Mr. Durney holds a B.S. degree in accounting from the State University of New York in Oswego, where he is the Chair of the Advisory Council of the School of Business and Vice Chair of the board of directors of the College Foundation. Mr. Durney was appointed to serve on the board of directors because his day to day leadership as our President and Chief Executive Officer provides him with intimate knowledge of the Company’s business, business strategy and its industry.
Peter R. Ezersky became Chairman of the board of directors in September 2013, having served as a director since August 2005, and is a Managing Principal of Quadrangle. Prior to the formation of Quadrangle in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications group. Prior to joining Lazard, Mr. Ezersky was a Vice President in the Mergers and Acquisitions group of The First Boston Corporation. Mr. Ezersky serves on the boards of directors of Cinemark Holdings, Inc., Get AS, Grupo Corporativo Ono, S.A., and Hargray Holdings and also serves on the boards of directors of a number of charitable and educational organizations. Mr. Ezersky received a J.D. from Yale Law School, where he was an editor of The Yale Law Journal, and received a B.A., summa cum laude, in political science from Amherst College, where he was a member of Phi Beta Kappa. Mr. Ezersky was appointed to serve on our board pursuant to the Institutional Shareholder Agreement based on his extensive experience in investment banking, including as the head of the Media and Communications group at Lazard, as well as his experience as a Managing Principal of Quadrangle. Mr. Ezersky’s significant service on the board of directors of other publicly-traded companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry brings unique insight to our board.
Scot W. Melland currently serves on the Board as a director. Previously, Mr. Melland was President and Chief Executive Officer and a Director of Dice Holdings, Inc. and its predecessor, Dice Inc., from April 2001 through September 2013. He also served as Chairman of the Board from July 2007 through September 2013. Prior to joining the Company, he served as President and Chief Executive Officer of Vcommerce Corporation since 1999. From 1996 to 1999, he was Senior Vice President-Interactive Services for Cendant Corporation (now Affinion Group). From 1993 to 1996, Mr. Melland served as Vice President, Investments and Alliances for Ameritech (now AT&T). Mr. Melland began his career as a consultant, joining McKinsey & Company in 1985. He is a member of the board of directors of MultiView, Inc., a B2B digital marketing company, and Career Resources Inc., a non-profit workforce development agency in Connecticut. He holds a B.S. in economics from the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Melland’s extensive experience within the Company as the Company’s former President and Chief Executive Officer brings unique insight to the board of directors.
John W. Barter has been a director since April 2007. From 1988 to 1994, he was senior vice president and chief financial officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was executive vice president of AlliedSignal, Inc. and president of AlliedSignal Automotive. After retiring from AlliedSignal, Inc., Mr. Barter served briefly as chief financial officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry, from January 2000 to May 2001. Mr. Barter also serves on the board of directors of TASC, Inc. and Quality Tech, L.P. Mr. Barter was appointed to serve on our board based on his broad and extensive experience serving in management roles at other companies and his service on the board of directors of other public companies, both of which we believe enable him to provide effective oversight to our board. The board also considered Mr. Barter’s prior experience as a chief financial officer, which was instrumental in his being selected to serve as Chairman of the Audit Committee.
H. Raymond Bingham has been a director since July 2009. He is a Managing Director of General Atlantic, where he has worked since November 2006. He was Executive Chairman of the board of directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005, and served as a director of

Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves as a director of Flextronics International Ltd., Oracle Corporation, Spansion Inc., Fusion-io, Inc. and TriNet Group, Inc. Mr. Bingham was appointed to serve on our board pursuant to the Institutional Shareholder Agreement based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his experience as a Managing Director of General Atlantic. Mr. Bingham’s significant service on the board of directors of other publicly-traded technology companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry brings unique insight to our board.
David S. Gordon has been a director since December 2006 and is Principal of Gordon Advisory, LLC. He was the Chief Executive Officer and a director of the Milwaukee Art Museum from October 2002 until February 2008. Before that, he was the Secretary (Director) of the Royal Academy of Arts in London for six years. He also spent 12 years as the Chief Executive Officer of The Economist Newspaper Ltd. He was associated with eFinancialNews for 10 years, first as a consultant and then as non-executive chairman and oversaw the sale of eFinancialCareers to the Company in 2006. Mr. Gordon also serves on the board of directors of Profile Books Ltd. Mr. Gordon was appointed to serve on our board based on his prior association with and intimate knowledge of eFinancialCareers and his experience as a chief executive officer. Mr. Gordon brings to the board expertise in business strategy and development as well as insight on doing business outside the United States.
David C. Hodgson has been a director since August 2005 and is a Managing Director of General Atlantic. He joined General Atlantic in 1982, helped found their partnership, and has over 25 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson serves on the boards of directors of a number of public and private companies including InsightExpress, Inc., ipValue Management, Inc., TriNet Group, Inc., iFormation Group Holdings General Partner, Ltd. and Liberata Limited. Mr. Hodgson graduated summa cum laude from Dartmouth College in 1978 with a degree in Mathematics and Social Sciences. He is a member of Phi Beta Kappa and received the Kemeny Prize in computing at his alma mater. In 1982, Mr. Hodgson received a M.B.A. from the Stanford University Graduate School of Business. Mr. Hodgson is chair of the board of the Echoing Green Foundation, a provider of fellowship support for not-for-profit entrepreneurs. He also serves as chair of the executive committee of the Manhattan Theatre Club and as a trustee of John Hopkins University and the Spence School in New York. Mr. Hodgson was appointed to serve on our board pursuant to the Institutional Shareholder Agreement based on his experience as a Managing Director of General Atlantic. Mr. Hodgson’s significant experience creating value for portfolio companies and managing the challenges that they face provides important guidance to the Company.
Golnar Sheikholeslami was appointed to the Company’s board of directors in September 2012. On May 5, 2014, Ms. Sheikholeslami will begin serving as the Chief Executive Officer and President of Chicago Public Media. Ms. Sheikholeslami was the Executive Vice President and Chief Product Officer of Everyday Health, Inc., a new media health company, from July 2010 through March 2013. Prior to joining Everyday Health, she worked for The Washington Post from 2002 to 2010 where Ms. Sheikholeslami held several positions of increasing authority culminating as Vice President and General Manager of digital operations. In that role, she was responsible for the overall strategic direction, product development, innovation, technology and day-to-day operations for the company’s digital properties. Previously, Ms. Sheikholeslami led Condé Nast’s Style.com as Senior Vice President and Managing Director from 2000 to 2002 after joining the company in 1997. Ms. Sheikholeslami holds a MBA from the Darden School of Business at the University of Virginia and a B.S. from Georgetown University. Ms. Sheikholeslami’s significant experience in advertising supported businesses, online content businesses and leading digital businesses provides helpful and unique expertise to the Company.
Brian (Skip) Schipper has been a director since February 2014. Mr. Schipper leads Human Resources at Twitter, a global platform for public self-expression and conversation in real time. Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon where he oversaw the HR and administrative organization globally and was integral in building the infrastructure to support its global expansion efforts. Previously, Mr. Schipper was the Chief Human Resources Officer at Cisco Systems and has held executive level human resources and administrative roles at Microsoft, DoubleClick, Pepsico, Compaq and Harris Corporation. Mr. Schipper holds a MBA from Michigan State University and a B.A. from Hope College. Mr. Schipper’s extensive industry experience and his human resources expertise is a great combination to help guide our strategy.
Director Independence
We have determined that Messrs. Barter, Bingham, Ezersky, Gordon, Hodgson, Schipper and Ms. Sheikholeslami are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our board of directors. Additionally, each of these directors meets the categorical standards for independence established by our board, as set forth in our Corporate Governance Guidelines, which is posted on our website.
Board Leadership Structure
Mr. Durney became President and Chief Executive Officer and a director of the Company and Peter Ezersky became Chairman of the Board on September 30, 2013. Effective September 30, 2013, Mr. Melland resigned from his position as Chairman, President and Chief Executive Officer. Mr. Melland retained a seat on the Board.
We have independent board members that bring experience, oversight and expertise from outside the Company and our industry, as well as board members affiliated with our Principal Stockholders who bring extensive knowledge and experience from managing portfolio companies both within and outside our industry. The board meets as necessary in executive sessions of the non-management directors. At any such executive session, the non-management directors take turns serving as the presiding director as provided in the Company’s Corporate Governance Guidelines.
Corporate Governance
Required Certifications
The Company has filed with the Securities and Exchange Commission (the “Commission”), as an exhibit to its Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for 2013, and such certification was submitted without any qualifications.
Committees of the Board
Our board of directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following is a brief description of these committees.
Audit Committee
The members of the Audit Committee are:
John W. Barter (Chair)
David S. Gordon
Golnar Sheikholeslami
The Audit Committee met five times during fiscal 2013. Our Audit Committee assists the board in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also reviews and approves related-party transactions as required by the rules of the NYSE. The authority and responsibility of the Audit Committee is further set forth in its charter, which is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
Messrs. Barter and Gordon and Ms. Sheikholeslami qualify as “audit committee financial experts” under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002. Messrs. Barter and Gordon and Ms. Sheikholeslami meet the independence and the experience requirements of the NYSE and the federal securities laws.
Audit Committee Report
The charter of the Audit Committee, which is available under the Investor Relations section of our website, specifies that the purpose of the Audit Committee is to assist the board in its oversight of:

•
the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence;

•	the audit of the Company’s financial statements; and

•
the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•
supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s internal auditors, the Company’s Chief Financial Officer and the Company’s General Counsel.
The Audit Committee periodically reviews the performance of the Company’s independent registered public accounting firm to determine if the current firm should be retained.
Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.
As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2013, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), (which supersedes Statement on Auditing Standards No. 61), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board.
In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the board that the board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Commission.
The members of the Audit Committee submitting this report include:
John W. Barter (Chair)
David S. Gordon
Golnar Sheikholeslami

Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are:
Peter R. Ezersky (Chair)
David C. Hodgson
David S. Gordon
The Nominating and Corporate Governance Committee met six times in 2013. The Nominating and Corporate Governance Committee selects, or recommends that the board select, candidates for election to our board of directors, develops and recommends to the board of directors corporate governance guidelines that are applicable to us and oversees board of directors and management evaluations. The authority and responsibility of the Nominating and Corporate Governance Committee is further set forth in its charter, which is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
With respect to director nominees, the Nominating and Corporate Governance Committee, currently chaired by Mr. Ezersky, (i) identifies individuals qualified to become members of the board (consistent with criteria approved by the board), (ii) reviews the qualifications of any such person submitted to be considered as a member of the board by any stockholder or otherwise, (iii) conducts background checks of individuals the Nominating and Corporate Governance Committee intends to recommend to the board as director nominees and (iv) selects, or recommends that the board select, the director nominees for the next annual meeting of stockholders or to fill in vacancies on the board. In identifying and reviewing qualifications of candidates for membership on the board, the Nominating and Corporate Governance Committee evaluates all factors which it deems appropriate, including the requirements of the Company’s Corporate Governance Guidelines and the other criteria approved by the board.
Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The assessment of candidates for the board includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the board. The Nominating and Corporate Governance Committee also takes into account the Company’s obligations with respect to board composition set forth in the Institutional Shareholder Agreement. The Nominating and Corporate Governance Committee assesses the effectiveness of its diversity policy set forth in the Corporate Governance Guidelines annually in connection with the nomination of directors for election at the annual meeting of stockholders. The composition of the current board reflects diversity in business and professional experience, skills, gender, and age.
The Nominating and Corporate Governance Committee conducted a search for another board member during 2013 and identified Mr. Schipper as a desirable candidate. Mr. Schipper joined the board in February 2014.
The Institutional Shareholder Agreement requires that our Nominating and Corporate Governance Committee consist of three members, including one director designated by the Quadrangle Stockholders, one director designated by the General Atlantic Stockholders and one director designated by the board (upon the recommendation of the Nominating and Corporate Governance Committee). Messrs. Ezersky and Hodgson were appointed to the Nominating and Corporate Governance Committee as the Quadrangle Stockholders’ designee and the General Atlantic Stockholders’ designee, respectively, under the Institutional Shareholder Agreement.
Compensation Committee
The members of the Compensation Committee are:
H. Raymond Bingham (Chair)
Peter R. Ezersky
Golnar Sheikholeslami

The Compensation Committee met five times in 2013. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of awards under our equity incentive plans. The authority and responsibility of the Compensation Committee is further set forth in its charter, which is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. For further information on the Compensation Committee’s engagement of a compensation consultant and the role of our executive officers in determining or recommending the amount or form of executive and director compensation, please see the “Compensation Discussion & Analysis—Benchmarking” and “Compensation Discussion & Analysis—Management’s Role in the Compensation-Setting Process” sections below.

The Institutional Shareholder Agreement requires that our Compensation Committee consist of three members, including one director designated by the Quadrangle Stockholders, one director designated by the General Atlantic Stockholders and one independent director designated by the board (upon the recommendation of the Nominating and Corporate Governance Committee). Messrs. Bingham and Ezersky were elected to the Compensation Committee as the General Atlantic Stockholders’ and the Quadrangle Stockholders’ designee, respectively, under the Institutional Shareholder Agreement.
Compensation Risks
The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including our executive officers, as they relate to risk management practices and risk-taking incentives and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers that our compensation programs incorporate several features which promote the creation of long-term value and reduce the likelihood of excessive risk-taking by our employees. These features include: (i) a balanced mix of cash and equity, annual and longer-term incentives, and types of performance metrics, (ii) the ability of the Compensation Committee to exercise negative discretion over all incentive program payouts, (iii) performance targets for incentive compensation that include both objective Company performance targets (such as revenue and Adjusted EBITDA targets) and individual performance goals, (iv) time-based vesting of equity awards that encourages long-term retention, (v) a bonus pool for the majority of non-executive employees that is capped at an amount equal to a small percentage of each employee’s annual base salary, and (vi) internal controls on commissions paid to employees in the sales division.
It is also our policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.
Compensation Committee lnterlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
Corporate Governance Guidelines and Code of Conduct and Ethics
The board of directors has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the board of directors, director independence, stock ownership by directors and compensation of directors, management succession and review, board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.
Risk Management
The board has an active role in overseeing the Company’s risk management. The board regularly reviews information presented by management regarding the Company’s business and operational risks, including relating to security, privacy, credit and liquidity. The board committees also play an active role in managing the Company’s risk. The Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures. The Audit Committee reviews and discusses at least annually the Company’s code of ethics and procedures in place to enforce the code of ethics and, if there are any amendment or waiver requests relating to the Company’s code of ethics for the chief executive officer or senior financial officers, would review and make a determination on such requests. In addition, the Audit Committee reviews related party transactions and potential conflicts of interest related thereto. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at linking both executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Corporate Governance Committee manages risks associated with director independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.
For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our board of directors or Compensation Committee.
Our policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
Stockholder Agreement
The Institutional Shareholder Agreement contains restrictions on the ability of the Principal Stockholders and certain of our executive officers and directors, including Messrs. Melland, Durney and Campbell, who are “Management Stockholders” under the Institutional Shareholder Agreement, to transfer shares of our Common Stock and provisions related to registration rights granted to such stockholders.
In addition, the Institutional Shareholder Agreement contains provisions related to the composition of our board of directors and the committees of our board of directors and our corporate governance, which are more fully discussed under “Directors and Corporate Governance—Board Structure ” and “Directors and Corporate Governance—Corporate Governance.” If both Principal Stockholders hold less than 5% of our Common Stock, these provisions terminate.
Restrictions on Transfer
Under the Institutional Shareholder Agreement, neither of the Principal Stockholders may sell or transfer shares of our capital stock (except for transfers to certain permitted transferees or certain block sale transfers) without the consent of the other Principal Stockholder. A Management Stockholder may transfer all of his or her holdings.
Additionally, the Principal Stockholders and the Management Stockholders have agreed not to sell any shares during the period beginning 14 days prior to the effective date of a registration statement filed in connection with the exercise of demand or piggyback registration rights by any stockholder until the earlier of (1) 90 days after any public offering and (2) the expiration of the underwriters lock-up period for the applicable offering, provided that the Principal Stockholders and Management Stockholders have agreed that notwithstanding this provision, they will remain subject to the terms of any underwriter lock-up agreement for the applicable offering.
Other Provisions
Under the Institutional Shareholder Agreement, we have agreed that the doctrine of “corporate opportunity” will not apply against our Principal Stockholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients and customers.
The Institutional Shareholder Agreement requires us to deliver to each stockholder who is a party to the agreement and owns 5% or more of our Common Stock in the aggregate certain monthly financial statements as soon as practicable after they are available, subject to customary confidentiality provisions. Additionally, except to the extent available on the Commission’s EDGAR system, we are required to deliver to each stockholder who is a party to the agreement and owns 5% or more of our Common Stock copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports, and registration statements or prospectuses filed by us with the Commission.
Registration Rights
Under the Institutional Shareholder Agreement, each of the Principal Stockholders is entitled to certain demand registration rights, including the right to require us to effect a shelf registration if we are eligible to file registration statements on Form S-3.
Under the Institutional Shareholder Agreement, in a demand registration, the non-requesting Principal Stockholder and the Management Stockholders are entitled to piggyback registration rights with respect to any registration request made by a Principal Stockholder, subject to limited exceptions. If the registration requested by a Principal Stockholder is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse effect on the offering, the number of shares included in the offering will be determined as follows:
•     first, shares offered by the Principal Stockholders and the Management Stockholders (but only to the extent such shares were not acquired pursuant to the exercise of options) (pro rata, based on the number of their respective shares requested to be included in such offering);
•     second, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering); and
•     third, shares offered by us for our own account.
The Institutional Shareholder Agreement also provides that each Principal Stockholder and Management Stockholder is entitled to piggyback registration rights with respect to any registration initiated by us, subject to certain limited exceptions. If we initiate a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse effect on the offering, then the number of shares included in the offering shall be determined as follows:

•	first, shares offered by us for our own account;

•
second, shares requested to be included by the Principal Stockholders and the Management Stockholders (pro rata, based on the number of their respective shares requested to be included in such offering);

•	third, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering).
In any piggyback registration, including our initial public offering, we have agreed to indemnify the participating Principal Stockholders and Management Stockholders and to pay all registration expenses (other than underwriting discounts and commissions and certain legal expenses of the selling stockholders).
Block Sales
Under the Institutional Shareholder Agreement, a Principal Stockholder may request to sell Common Stock in a block sale, provided that the Principal Stockholder gives written notice to us and the other Principal Stockholder. The other Principal Stockholder will then have the right to participate in the block sale on a proportional basis with the requesting Principal Stockholder. Each Principal Stockholder may make up to two block sales in any one-year period, and each block sale must recognize proceeds of at least $20 million. These provisions terminate with respect to a Principal Stockholder if it owns less than 10% of our Common Stock.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our executive compensation programs are designed to align the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to the Company’s performance.  This Compensation Discussion and Analysis explains these programs as it pertains to each of our named executive officers (each, an “NEO”).  In fiscal 2013, our NEOs were:

Name	Title
Michael P. Durney	President & Chief Executive Officer
John J. Roberts	Chief Financial Officer
Shravan Goli	President, Dice.com
James E. Bennett	Global Managing Director, eFinancial Careers
Brian P. Campbell	Vice President, Business & Legal Affairs, General Counsel & Secretary
Scot W. Melland	Former Chairman, President & CEO
Bennett Smith	Former Chief Technology Officer
2013 Overview
During 2013, along with conducting its normal oversight responsibilities, the Compensation Committee again reviewed the Company’s compensation practices in light of the Company’s performance and stock market valuation. The following table illustrates the Company’s performance during the year ended December 31, 2013 in terms of revenue and net income relative to performance during the same period of 2012. The results include the impact of acquisitions. Net income in 2013 was impacted by certain non-cash charges including the write off of certain assets of $15.9 million deemed to be impaired, $2.7 million of incremental intangible asset amortization and $2.0 million of incremental stock compensation expense. Excluding these non-cash charges, net income declined 3.3% year over year.

	2013	2012	Change %
	($ in thousands)
Revenue	$213,482	$195,363	9.3%
Net income	$16,246	$38,087	(57.3)%

Using the peer group information and recommendations from its compensation consultant, Frederic W. Cook & Co. (as described in more detail below), the Compensation Committee reviewed and confirmed, with minor adjustments, its policies governing senior management compensation including plans for annual salaries, incentive compensation and long-term equity compensation. The Committee reviewed the parameters for annual management equity awards and approved an annual option and restricted stock grant effective February 20, 2013. The Committee reviewed 2013 performance company-wide and for individual members of senior management and awarded bonuses as more fully described below.

In July 2013, the Compensation Committee approved an amendment to the addendum to Mr. Durney’s employment agreement in connection with Mr. Durney’s promotion to President and Chief Executive Officer of the
Company, and a separation agreement with Mr. Melland in connection with his resignation as Chairman, President and Chief Executive Officer of the Company. The Compensation Committee also approved the employment agreements that were entered into with Mr. Roberts and Mr. Goli in October 2013 and March 2013, respectively.
Compensation Program Philosophy and Objectives
At our 2013 annual meeting, our stockholders approved, on a nonbinding basis, the compensation of our named executive officers, as disclosed pursuant to compensation disclosure rules of the SEC on our annual proxy statement for 2012. (Ninety percent (90%) of votes cast on this item at our 2013 annual meeting were “for” advisory approval of the Company’s executive compensation.) The Compensation Committee viewed the strong support from our stockholders as a sign that our compensation program for our named executive officers was designed and implemented to the satisfaction of our stockholders, and we have generally retained the same compensation program for 2013. Our primary objective with respect to executive compensation is to provide competitive compensation and benefits to attract, retain, motivate and reward the highest quality executive officers, while supporting our core values and strategic initiatives. A further key objective is to create a pay-for-performance culture such that a substantial portion of each executive officer’s compensation is contingent on, and variable with, achievement of objective corporate and individual performance goals and other objective measures of success.
In addition, we aim to establish compensation plans that align the performance of our executive officers with our business plan and strategic objectives and promote the interests of stockholders by focusing management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.
Finally, it is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, an executive. Total compensation and accountability should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
The Process of Setting Executive Compensation
Our Compensation Committee meets throughout the year to evaluate the performance of our named executive officers, to determine their bonuses for the prior fiscal year, to establish the individual and corporate performance objectives for each executive for the current fiscal year, to set their base salaries for the next fiscal year, to determine the portion of total compensation that will be contingent, performance-based pay, and to consider and approve any grants of equity incentive compensation. Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our Chief Executive Officer concerning strategic objectives and performance targets.
Our Compensation Committee establishes, together with the performance objectives, targeted annual cash compensation levels (and maximum achievable compensation) for each of the named executive officers by determining each named executive officer’s base salary and amount of bonus compensation contingent upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus pool. As a general proposition, the Compensation Committee attempts to determine the overall best mix of fixed and incentive compensation. In making this determination, the Compensation Committee is guided by the compensation philosophy described above. The Compensation Committee also considers historical compensation levels, the relative compensation levels among our senior executive officers, the competitive pay practices at our peer companies (as described in more detail below) and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations. We use these third-party compensation studies as a basis for comparing and setting individual elements of executive compensation for the named executive officers because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Compensation Committee also considers industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. The Compensation Committee, taking into account the advice of Frederic W. Cook & Co., an independent compensation consulting firm retained by the Compensation Committee, identified the following peer group of companies based on size and business focus for comparison purposes in determining compensation for 2013: Ancestry.com, comScore, Constant Contact, Demand Media, Envestnet, Kenexa, Liquidity Services, LivePerson, OpenTable, QuinStreet, Responsys, Travelzoo and Websense. LoopNet, RightNow Technologies and Taleo are no longer part of our peer group of companies as they were acquired in 2012.

We believe that internal pay equity is an important factor to be considered in establishing compensation for our officers. The Compensation Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the Compensation Committee’s discretion based on our Compensation Committee members’ experience with, and knowledge of, other companies’ practices. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.
Benchmarking
The Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When the Compensation Committee determines whether a named executive officer should receive an increase in salary, the Compensation Committee sometimes reviews independent compensation studies in order to compare the compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the marketplace, as detailed in the section “The Process of Setting Executive Compensation” above. Frederic W. Cook & Co. conducted a comprehensive review of our compensation programs for executive officers in 2013 to assist in establishing the 2013 executive compensation program. The purpose of these reviews was to assess the design and competitive positioning of our compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our compensation program going forward. For 2013, the Compensation Committee took into account the Frederic W. Cook & Co. analysis to evaluate and determine the compensation for Mr. Durney, Mr. Roberts, Mr. Goli, Mr. Bennett, Mr. Campbell, Mr. Melland and Mr. Smith. Frederic W. Cook & Co. also continues to advise the Compensation Committee from time to time on our compensation program and related executive compensation matters.
Management’s Role in the Compensation-Setting Process
Our Chief Executive Officer plays a significant role in the compensation-setting process. Our Chief Executive Officer evaluates the performance of the other named executive officers, recommends business performance targets and objectives for the other named executive officers and recommends salary and bonus levels and option awards for other executive officers. Mr. Melland held this role until September 30, 2013 when Mr. Durney moved into this role. Mr. Durney recommended salary and bonus levels and option awards for Mr. Campbell; after Mr. Durney’s promotion to Chief Executive Officer, Mr. Roberts makes these recommendations with respect to Mr. Campbell. All recommendations of Mr. Melland, Mr. Durney and Mr. Roberts are subject to Compensation Committee approval. The Compensation Committee discusses the recommendations with Mr. Melland, Mr. Durney and Mr. Roberts, as appropriate, and then makes its decisions in its sole discretion. Similarly, our Chief Executive Officer’s compensation, performance targets and objectives are discussed among the members of the Compensation Committee and the Compensation Committee sets our Chief Executive Officer’s compensation.
Mr. Durney helps the Compensation Committee set its agenda for meetings and participates in committee meetings at the Committee’s request. He provides background information regarding our strategic objectives, evaluates the performance of the senior executive officers, and makes compensation recommendations for senior executive officers other than himself. Other executives also prepare information for each Compensation Committee meeting.
Elements of Executive Compensation
Base Salary
Base salary provides executives with a base level of regular income. In determining a named executive officer’s base salary, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at the Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies who are reflected in independent studies, internal pay equity and other factors as deemed appropriate. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors.
Annually, the Compensation Committee reviews each executive’s past salary and performance, and general economic conditions in our industry, and decides whether or not to adjust the salary. Adjustments, if any, are implemented effective as of January 1 in the case of Messrs. Durney and Bennett and effective typically on anniversary date of the last salary adjustment in the case of Mr. Campbell. Mr. Roberts and Mr. Goli were hired in October 2013 and March 2013, respectively. Subject to the limitations found in each executive’s employment agreement we entered into with each of the executives, the Compensation Committee can increase or decrease an executive’s base salary at its discretion.
For 2013, the Compensation Committee approved a change in the annual base salary of the following named executive officers: Mr. Durney from $380,000 to $420,000; Mr. Bennett from $270,300 (reflecting £170,000 converted at US$1.59 for each £1) to approximately $275,800 (reflecting £176,800 converted at US$1.56 for each £1); Mr. Campbell from $300,000 to $309,000; Mr. Melland from $525,000 to $540,750 and Mr. Smith from $285,000 to $293,000.
In March 2013, Mr. Durney was promoted from Senior Vice President, Finance and Chief Financial Officer to Executive Vice President, Industry Brands Group and Chief Financial Officer. In September 2013, he was promoted to President and Chief Executive Officer, and was named a director of the Company.  Mr. Durney’s base salary was $380,000 from January to March 2013.  Mr. Durney’s base salary was increased in March and September 2013 to $420,000 and $500,000, respectively, in connection with his promotions.
Senior Bonus Plan

Our bonus program is intended to motivate and reward performance by providing cash bonuses based upon meeting and exceeding performance goals. We award annual cash bonuses under our Senior Bonus Plan for achievement of specified performance objectives with a time horizon of one year or less. We make awards from an established bonus pool. The Compensation Committee determines the total size of our bonus pool by taking into account our qualitative and financial performance. Within the parameters of the overall pool, there are separate sub-pools allocated to the performance of the individual operating units. The Compensation Committee determines the size of an award that we make to a particular executive by considering his or her individual performance as measured against pre-set performance targets and objectives and his or her individual impact on our overall performance. We believe this pool-based bonus system helps to foster teamwork and ensures that all executives work together as one in the interest of our performance. The current structure of the plan has been in place since 2004.
In determining the annual cash bonuses awarded to each named executive officer under our Senior Bonus Plan, the Company takes into account many of the same factors that it considers when determining base salaries, with particular focus on the Committee’s evaluation of the named executive officer’s performance in the preceding fiscal year. Similar to the determinations with respect to base salary and equity incentives, the Committee considers all relevant factors taken as a whole in setting the applicable annual cash bonus award for the fiscal year.
The revenue target and the Adjusted EBITDA target for bonus pool purposes are set on an annual basis. Each of these components is selected because they are best reflective of business performance, and they are equally weighted because they are both critical in assessing the success of the business. In December 2012, our proposed 2013 bonus plan was presented to the board and the final plan was approved in January 2013. For purposes of funding the senior bonus pool for 2013, the Compensation Committee established a target for revenue of $223.3 million and a target for Adjusted EBITDA of $83.0 million for the Dice Holdings, Inc. Plan (“DHI Plan”). For purposes of Mr. Bennett’s participation in the Senior Bonus Plan, the target for revenue and the target for Adjusted EBITDA was approximately $37.1 million (reflecting £24.0 million converted at $1.56 for each £1) and $11.2 million (reflecting £7.2 million converted at $1.56 for each £1), respectively, representing the goals for the eFinancialCareers business (“eFC Plan”). The revenue target for purposes of the Senior Bonus Plan is not intended to be in accordance with U.S. GAAP and includes various adjustments such as removing the impact of the change in foreign currency exchange rates that cause the measurement amount to differ from our actual results. Likewise, the Adjusted EBITDA target includes various adjustments, such as the exclusion of stock-based compensation and the exclusion of the accrual for the senior bonus.
Actual and target revenue and Adjusted EBITDA do not include the impact of acquisitions during the year. Additionally, the actual revenue and Adjusted EBITDA results are adjusted to use foreign exchange rates that were assumed when the target amounts were determined, therefore eliminating the impact of changes in exchange rates. We calculate our total bonus pool by taking a percentage of each executive’s base compensation and contributing that amount to the total bonus pool for our executives. In 2013, this target contribution percentage was 100% for Mr. Melland as Chief Executive Officer (prorated to reflect his employment with us during calendar year 2013), 50% for Mr. Roberts as Chief Financial Officer (prorated to reflect his employment with us during calendar year 2013), 50% for Mr. Bennett as Global Managing Director of eFinancialCareers, 100% for Mr. Goli as President of Dice.com and 35% for Mr. Campbell as Vice President and General Counsel. Mr. Durney’s target contribution was initially 60% but was increased in March 2013 to 70% upon his promotion to Executive Vice President, Industry Brands Group and Chief Financial Officer, and was subsequently increased to 100% upon his promotion to President and Chief Executive Officer. We multiply this percentage by the executive’s annual base compensation to obtain each executive’s targeted pay contribution to the pool.

The total bonus pool available for the named executive officers and other senior executives designated by the Compensation Committee is funded in the following way:

•	30% of the pool is funded automatically;

•	35% is funded according to the percentage of the revenue target achieved; and

•	35% is funded according to the percentage of the Adjusted EBITDA target achieved.
For 2013, if our actual results are lower than 85% of the revenue target or the Adjusted EBITDA target, the 35% of the bonus pool to be funded upon achieving the applicable target is not funded. If 85% of the applicable target is achieved, 50% of the 35% to be funded with respect to the applicable target is funded. If our actual revenue or Adjusted EBITDA falls between 85% and 100% of the applicable target, the amount to be funded for each target to the bonus pool increases from 50% to 100% of the applicable 35% portion of the bonus pool on a pro-rata basis. Further, for 2013, the size of our bonus pool would increase by 10% for each 1% that our actual revenue exceeds our revenue target (the “revenue multiplier”), provided that actual Adjusted EBITDA is also equal to or greater than the sum of (1) the Adjusted EBITDA target plus (2) 50% of the amount by which actual revenue exceeds our revenue target. (If actual Adjusted EBITDA exceeds our Adjusted EBITDA target but actual revenue does not exceed our revenue target, the bonus pool does not increase.)
If our actual revenue exceeds our target amount, and our actual Adjusted EBITDA performance is sufficient such that the bonus pool is increased as described above, then the contribution we make to the bonus pool in respect of each executive’s base compensation can be increased so that each individual’s “base compensation contribution” to the bonus pool can be as much as two times their targeted base compensation contribution. In 2013, for purposes of the bonus pool, the actual revenue was $206.0 million and the actual Adjusted EBITDA amount was $76.2 million for the DHI Plan. For the eFC Plan, the actual revenue and Adjusted EBITDA was approximately $34.5 million (reflecting £22.1 million converted at $1.56 for each £1) and $9.4 million (reflecting £6.0 million converted at $1.56 for each £1), respectively. Because our actual revenues and Adjusted EBITDA for bonus pool purposes were below our targets, the bonus pool funding was decreased by 19% for the DHI Plan and 26% for the eFC Plan. Although our actual results for the Adjusted EBITDA target for the eFC Plan fell just short of the 85% of the target required for funding the Adjusted EBITDA portion of the pool, the Committee decided to waive the requirement and fund that portion of the pool after taking into account the challenging overall environment in financial services as well as changes made within the organization, including severance payments, and their impact on eFC Adjusted EBITDA. Accordingly, we multiplied each executive officer’s targeted base compensation contribution amount by 81% for those in the DHI Plan and 74% for those in the eFC Plan to determine how much would be contributed to the bonus pool with respect to his or her base compensation. As a result, the total bonus pool for the Senior Bonus Plan for 2013 was $2.4 million. Six of the named executive officers plus 34 other members of senior management participated in the Senior Bonus Plan and were eligible for bonuses out of the total bonus pool.
The Compensation Committee then reviews each executive’s performance against his individual performance objectives (set forth below) and may further increase or decrease the percentage for any particular executive if that executive has had a significant impact in helping us achieve superior company performance. We believe this ensures that executives whose performance is outstanding receive proportionately larger bonuses as a reward. It is possible that any single participant may be allocated a bonus from the bonus pool in an amount up to a maximum of two times his or her targeted base compensation contribution to the bonus pool, if his or her performance warrants such a payout based on the Compensation Committee’s qualitative assessment of the executive’s performance against his or her goals and objectives. Similarly, it is also possible that any participant in the Senior Bonus Plan may be allocated less than his or her targeted base compensation contribution to the bonus pool, based on his or her performance against his or her goals and objectives.

The 2013 performance goals and objectives for Mr. Durney consist of:

•	As President and Chief Executive Officer:

◦	Improve our company culture;

◦	Improve innovation in the Company and accelerate the product development cycle;

◦	Increase customer penetration in the Company’s markets;

◦	Pursue growth opportunities in new verticals, geographies or related services; and

◦	Take our Open Web product out of beta and take it to market.

•	As Executive Vice President:

◦	Oversee the Company’s Energy, Healthcare and Finance verticals;

◦	Improve operating and financial performance in the Healthcare vertical; and

◦	Enhance operating structure in the Finance vertical, focused on streamlining decision making and speed to market.

•	As Chief Financial Officer:

◦	Ensure timely, accurate and informative financial reporting;

◦	Manage external reporting and public shareholder requirements;

◦	Lead corporate development and financing activities; and

◦	Explore and evaluate alternatives to maximize shareholder value.

The 2013 performance goals and objectives for Mr. Roberts consist of:

•	Ensure timely, accurate and informative financial reporting;

•	Manage external reporting and public shareholder requirements; and

•	Lead corporate development and financing activities.

The 2013 performance goals and objectives for Mr. Goli consist of:

•	Achieve 2013 Tech and Clearance revenue and EBITDA targets;

•	Develop long-term vision for the Dice.com service;

•	Improve marketing efficiency;

•	Deliver new product platform and capabilities;

•	Develop plan for mobile and social features; and

•	Take steps to ensure Dice.com has the right team and resources in place to deliver against the long-term vision.

The 2013 performance goals and objectives for Mr. Bennett consist of:

•	Achieve 2013 eFinancialCareers revenue and budget targets;

•	Develop long-term vision for the eFinancialCareers service;

•	Evaluate current North American strategy and operations;

•	Deliver new product platform; and

•	Develop plan for mobile and social features.

The 2013 performance goals and objectives for Mr. Campbell consist of:

•	Maintain our legal files and endeavor to ensure compliance with applicable laws and regulations;

•	Monitor spam and ensure our compliance with privacy legislation;

•	Lead the Company’s analysis and execution of international organization structure;

•	Provide legal and deal-related support to sales negotiations and documentation; and

•	Help support strategic expansion initiatives, including managing the legal issues surrounding acquisitions.

The 2013 performance goals and objectives for Mr. Melland consist of:

•	Identify ways to strengthen our value proposition to compete in the new environment;

•	Improve our core product functionality and usability to better engage our vertical communities;

•	Further penetrate our market opportunity in each major brand;

•	Build out our energy and healthcare verticals and exploit the sectors;

•	Increase reach and regular engagement with our targeted communities by providing relevant content, data and insights;

•	Increase innovation and improve efficiency across our technology operations; and

•	Pursue growth opportunities in new verticals, geographies or related services.

The 2013 performance goals and objectives for Mr. Smith consist of:

•	Deliver key brand initiatives;

•	Lead product development transformation;

•	Optimize global technology investments;

•	Drive and support innovation opportunities;

•	Ensure continuity and stability of business operations; and

•	Maintain effective programs for operational, system and data security.

Based on input received from Mr. Durney and Mr. Roberts with respect to each of their direct reports, the Compensation Committee determines in its sole discretion the extent to which such individuals’ goals and objectives are achieved. For 2013, Messrs. Roberts, Bennett, Campbell and Melland were awarded a bonus equal to 100% of their basic bonus allocation based on meeting their performance goals and objectives and due to the overall management of the business. For 2013, the Compensation Committee made adjustments to the bonus pool allocations as a result of individual performance for Messrs. Durney (110%) and Goli (112%). The adjustment to Mr. Durney’s individual target award was based on the progress made in changing the organization structure and company culture in the period since being appointed President and Chief Executive Officer. The adjustment to Mr. Goli’s individual target award was based on the progress made to date on the reorganization of the Dice.com leadership team and the improvements in the product development initiatives, which during 2013 did not translate into earnings improvement. Mr. Smith did not receive a bonus for fiscal 2013 following his departure from the Company.
Equity Incentives
We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe stock options and restricted stock grants should be a significant part of the total mix of executive compensation. For 2013, the mix was approximately one-half restricted stock and one-half options. The Compensation Committee believed this allocation was appropriate for enhanced retention and to balance our equity compensation practices that applied in the initial years following our initial public offering, which had been primarily options. Under our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Equity Award Plan, all restricted stock grants typically vest over four years, with 25% vesting occurring on each annual anniversary date. Stock options incorporate the following features:

•	the term of the grant does not exceed 10 years;

•	the grant price is not less than the fair market value of our Common Stock on the date of grant; and

•	options typically vest over four years, with the first 25% typically vesting on the first anniversary of the vesting commencement date, and 6.25% vesting quarterly thereafter.
We continue to use stock options and restricted stock as a long-term incentive vehicle because:

•
Stock options and restricted stock align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	Stock options are performance based: all the value received by the recipient from a stock option is based on the growth of the stock price above the option price.

•
Restricted stock grants encourage our executives to hold shares of our common stock, and incentivize our executives to increase the value of shares of our common stock through contributions to long-term performance.

•
Stock options and restricted stock help to provide a balance to the overall compensation program: while cash bonuses focus on the achievement of annual performance targets, the structure and vesting for stock options and restricted stock awards creates incentive for increases in stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.
In determining the number of options or restricted stock to be granted to each named executive officer, the Compensation Committee takes into account (1) the individual’s position, scope of responsibility, and ability to affect company performance and stockholder value; (2) the Compensation Committee’s evaluation of the named executive officer’s performance in preceding fiscal years; (3) the extent to which the long-term equity award grant value is competitive with our peer group companies for long-term equity award grants for comparable positions in the Company’s industry; (4) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); and (5) the value and potential value for the executive of the other elements of the Company’s compensation program and the value of stock options and restricted stock in relation to such other elements of total compensation.
In addition, the Committee considers the following material factors that have particular relevance to long-term equity grants: (1) the Company-wide equity budget (which is the aggregate grant values of all long-term equity awards available for grant to Company employees, expressed as a percentage of the Company’s market capitalization), which is taken into account in determining the relative size of awards granted to the named executive officers to ensure there is sufficient value available for grant to the other eligible employees of the Company; and (2) the named executive officer’s unrealized value from previous grants, including the number of options and restricted stock currently held by him or her and the level of options and restricted stock granted in prior years (with an emphasis on the extent to which outstanding equity grants are still unvested and thus continue to represent substantial retentive value). As with the determinations with respect to other elements of compensation, the Committee considers all relevant factors taken as a whole in setting the applicable equity grant for the fiscal year.
The Compensation Committee typically approves grants annually at its February meeting but also makes grants from time to time in connection with new hires and promotions. In February 2013, the Compensation Committee approved an option grant to key members of our management team, including Messrs. Melland, Durney, Smith, Bennett and Campbell. This was part of an annual grant of equity awards and part of our overall compensation program. Restricted stock was also granted in February 2013 to Messrs. Melland, Durney, Smith, Bennett and Campbell. Mr. Roberts and Mr. Goli were granted options and restricted stock in October 2013 and March 2013, respectively, upon joining the Company. Mr. Durney was granted additional options and restricted stock in July 2013 in connection with his increased role and responsibilities. In determining the size of the equity grants for our named executive officers, the Compensation Committee took into account the material factors set forth above, in conjunction with the Frederic W. Cook & Co. analysis. As part of its overall review of the Company’s compensation program, the Compensation Committee set a seven year term for the stock options, consistent with the 2012 option grant.
Employee Benefits
Executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as a 401(k) plan with a Company matching contribution. In addition, certain executive officers participate in a Supplemental Disability Plan. These plans are designed to enable us to attract and retain our workforce in a competitive marketplace.
Severance and Change-in-Control Arrangements
We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in response, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and are necessary to ensure that our total employment package for them remains market competitive. Each named executive officer is entitled to receive severance benefits under the terms of his or her employment agreement upon either termination by us without cause or resignation by the executive for good reason. For details on our change of control severance plan, see “Potential Post-Employment Payments Upon Termination or Change in Control.” We award severance payments in the event of a termination related to a change of control to ensure that each executive is focused on our best interests, even if that means working himself or herself out of a job.
Reasonableness of Compensation
After considering all components of the compensation paid to the named executive officers in respect of 2013 we considered the total compensation reasonable because:

•
Management and the Company performed well in 2013 in executing against its strategic initiatives. Although net income declined $21.8 million from fiscal year 2012 to 2013, $20.6 million of the decline related to non-cash charges including $15.9 million of intangible and fixed asset impairments, $2.7 of incremental intangible asset amortization, and $2.0 million of incremental stock compensation expense.

•	The total compensation levels for the named executive officers are comparable with those of similarly situated executives in comparable companies.
Tax and Accounting Considerations
We generally seek to maximize the deductibility for tax purposes of all elements of compensation. For example, we have consistently issued nonqualified stock options that will result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation (other than qualified performance-based compensation) in excess of $1.0 million paid to our named executive officers (other than our Chief Financial Officer) in any fiscal year. Our 2012 Equity Plan was approved by our stockholders and is designed to enable the Compensation Committee to award annual bonuses and grants of stock options which could qualify for exemption from the application of Section 162(m). The Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when we deem it to be in our best interests (including grants of time-based restricted stock and targeted use of discretion in our annual bonus arrangements).

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
Members of the Compensation Committee:
H. Raymond Bingham (Chair)
Peter R. Ezersky
Golnar Sheikholeslami
Summary Compensation Table For Fiscal Year 2013
The following table sets forth the cash and non-cash compensation paid by us or incurred on our behalf to our named executive officers during 2013, our last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael P. Durney(4)	2013	432,923	—	1,232,600	1,119,853	301,903	8,925	3,096,204
President & Chief	2012	380,000	—	412,620	201,816	207,500	8,750	1,210,686
Executive Officer	2011	365,650	—	406,000	221,980	235,000	8,250	1,236,880

John J. Roberts(5)	2013	68,750	—	434,500	245,477	27,993	876	777,596
Chief Financial Officer

Shravan Goli(6)	2013	318,462	100,000	2,507,500	358,467	318,462	7,470	3,610,361
President, Dice.com

James E. Bennett(7)	2013	275,808	—	196,400	143,360	102,753	6,311	724,632
Global Managing Director,	2012	270,300	—	493,350	179,392	105,576	—	1,048,618
eFinancialCareers

Brian P. Campbell	2013	303,704	—	147,300	107,520	86,561	8,925	654,010
Vice President, Business and	2012	294,734	—	188,370	89,696	94,000	8,750	675,550
Legal Affairs, General	2011	290,992	—	174,000	95,134	100,000	8,250	668,376
Counsel and Secretary

Scot W. Melland(8)	2013	421,568	—	196,400	179,201	331,910	324,300	1,453,379
Former Chairman, President	2012	525,000	—	1,143,675	571,812	478,000	8,750	2,727,237
& Chief Executive Officer	2011	500,000	—	841,000	443,960	511,000	8,250	2,304,210

Bennett Smith(9)	2013	257,939	—	196,400	143,360	—	301,925	899,624
Former Chief Technology	2012	241,154	50,000	448,500	336,360	62,700	160,303	1,299,017
Officer

(1)
Represents the aggregate grant date fair value of restricted stock or stock options granted during the year in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). These amounts do not correspond to the actual value that may be realized by our named executive officers for these awards. See Note 12 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.

(2)	Represents awards made pursuant to the Senior Bonus Plan (or eFC Plan, in the case of Mr. Bennett) and earned during the year indicated, although the awards were paid in the following year.

(3)
This amount represents employer contributions to our 401(k) plan or other savings plans for employees outside the United States. For Mr. Melland, this amount includes a separation payment of $270,375, payment for consulting services of $45,000 and employer contribution to our 401(k) plan of $8,925 for 2013. For Mr. Smith, this amount includes a separation payment of $293,000 and employer contribution to our 401(k) plan of $8,925 for 2013 and relocation costs of $152,457 and employer contribution to our 401(k) plan of $7,846 for 2012.

(4)
Mr. Durney’s position changed in March 2013 from Senior Vice President, Finance and Chief Financial Officer to Executive Vice President, Industry Brands Group and Chief Financial Officer. Mr. Durney’s position changed in September 2013 from Executive Vice President, Industry Brands Group and Chief Financial Officer to President & Chief Executive Officer.

(5)	Mr. Roberts joined the Company in October 2013. His annual salary is $325,000.

(6)	Mr. Goli joined the Company in March 2013. His annual salary is $400,000. Mr. Goli received a sign-on bonus of $100,000 in March 2013.

(7)
Mr. Bennett was not a named executive officer in fiscal 2011. All compensation amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.56 for each £1 in 2013 and US$1.59 for each £1 in 2012.

(8)
Mr. Melland resigned on September 30, 2013 and was no longer an executive officer. Mr. Melland remains a member of our board of directors but did not receive any additional compensation for his services in this capacity until October 2013. See “Director Compensation Table for Fiscal 2013.”

(9)	Mr. Smith received a sign-on bonus of $50,000 in February 2012. Mr. Smith’s employment was terminated on October 31, 2013.
Grants of Plan-Based Awards For Fiscal Year 2013
The following table details grants to our named executive officers during 2013:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Target Bonus Payments($)		Maximum Bonus Payments($)
Michael P. Durney	2/20/2013						100,000	$9.82	358,401
	2/20/2013					50,000			491,000
	7/24/2013						225,000	$9.27	761,452
	7/24/2013					80,000			741,600
		432,923		865,846

John J. Roberts	10/22/2013						75,000	8.69	245,477
	10/22/2013					50,000			434,500
		34,375		68,750

Shravan Goli	3/18/2013						100,000	$10.03	358,467
	3/18/2013					250,000			2,507,500
		318,462		636,924

James E. Bennett	2/20/2013						40,000	$9.82	143,360
	2/20/2013					20,000			196,400
		137,904	(5)	275,808	(5)

Brian P. Campbell	2/20/2013						30,000	$9.82	107,520
	2/20/2013					15,000			147,300
		106,296		212,592

Scot W. Melland	2/20/2013						50,000	$9.82	179,201
	2/20/2013					20,000			196,400
		407,582		815,164

Bennett Smith	2/20/2013						40,000	$9.82	143,360
	2/20/2013					20,000			196,400

(1)	For a description of the material terms of these awards, please see the “Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan.”

(2)	The restricted stock vests 25% each year on the anniversary of the grant date, except for the grant to Mr. Goli, which vests 40% on each of the first and second anniversaries of the grant date and 10% on each of the third and fourth anniversaries of the grant date, subject to continued employment.

(3)	The options vest 25% on the first anniversary of the grant date and 6.25% vest quarterly thereafter, subject to continued employment.

(4)
We estimated the fair value of restricted stock using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. We estimated the fair value of option awards on the grant date using the Black-Scholes option-pricing model and in accordance with the FASB ASC Topic 718 Stock Compensation. See Note 12 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.

(5)	Converted from British Pounds to U.S. dollars at an exchange rate of US$1.56 for each £1.

Employment Agreements
We have entered into an employment agreement with each of our named executive officers. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.
Michael P. Durney
Effective September 30, 2013, Mr. Durney became President and Chief Executive Officer. The employment agreement for Mr. Durney provides that Mr. Durney will continue to serve until his employment is terminated by us or by Mr. Durney, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Durney is entitled to receive an annual base salary of $500,000 (as of September 2013), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Durney participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Durney is entitled to five weeks of vacation per year. Pursuant to his 2013 amendment, Mr. Durney is also entitled to receive a grant of 225,000 stock options and 80,000 shares of restricted stock. The stock options generally vest 25% upon the first anniversary of the grant and 6-¼% quarterly thereafter. The shares of restricted stock generally vest 25% on each of the first four anniversaries of the grant.
John J. Roberts
The employment agreement for Mr. Roberts, our Chief Financial Officer, provides that Mr. Roberts will continue to serve until his employment is terminated by us or by Mr. Roberts, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Roberts is entitled to receive an annual base salary of $325,000 (as of October 2013), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Roberts participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Roberts is entitled to four weeks of vacation per year. Pursuant to his 2013 amendment,

Mr. Roberts is also entitled to receive a grant of 75,000 stock options and 50,000 shares of restricted stock following commencement of employment. The stock options generally vest 25% upon the first anniversary of the grant and 6-¼% quarterly thereafter. The shares of restricted stock generally vest 25% on each of the first four anniversaries of the grant.
Shravan Goli
Mr. Goli’s employment agreement provides that Mr. Goli will continue to serve as our President, Dice.com until his employment is terminated by us or by Mr. Goli, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Goli is entitled to receive an annual base salary of $400,000 (as of March 2013), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Goli received a sign on bonus of $100,000 upon his employment start date, and is entitled to receive a second bonus of $100,000 on the first anniversary of his employment start date, subject to his continued employment; provided, that if he voluntarily resigns (other than for an Enumerated Reason (as defined below)) prior to the first anniversary of his employment start date, then he must repay the Company an amount equal to $100,000 multiplied by one (1) minus a fraction, the numerator of which is the number of days elapsed from his employment start date through the date of termination of employment, and the denominator of which is 365; provided, further, that if there is a Termination (as defined below) or a voluntary resignation for an Enumerated Reason, in each case prior to the first anniversary of his employment start date, then the Company will pay Mr. Goli an amount equal to $100,000 multiplied by a fraction, the numerator of which is the number of days elapsed from his employment start date through the date of termination of employment, and the denominator of which is 365. An “Enumerated Reason” shall mean the occurrence of any of the following without Mr. Goli’s consent: (i) a diminution in Mr. Goli’s responsibilities, title, duties and reporting lines, (ii) a reduction in salary, incentive compensation and other employee benefits, (iii) relocation to an office outside the San Francisco bay area, (iv) any breach by the Company of his employment agreement or (v) the failure of any successor to assume, in writing, all obligations under the employment agreement. A “Termination” shall mean (i) termination of his employment by the Company without cause (and other than due to death or disability), or (ii) by Mr. Goli for good reason (A) upon or after the occurrence of a change of control, or (B) during the 3-month period preceding a change of control (but contingent on the occurrence of such change of control).

Pursuant to his employment agreement, Mr. Goli also received a grant of 250,000 shares of restricted stock and 100,000 stock options. The restricted stock generally vests 40% on each of the first and second anniversaries of his employment start date, and 10% on each of the third and fourth anniversaries of his employment start date. The stock options generally vest 25% on the first anniversary of his employment start date, and 6¼% on a quarterly basis thereafter.
Mr. Goli participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Goli is entitled to four weeks of vacation per year.
James E. Bennett
The employment agreement for Mr. Bennett, our Global Managing Director of eFinancialCareers, provides that Mr. Bennett will continue to serve until his employment is terminated by us or by Mr. Bennett, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of nine months thereafter.
Mr. Bennett is entitled to receive an annual base salary of $275,800 (as converted from British Pounds to U.S. dollars at an exchange rate of US$1.56 for each £1) (as of January 2013), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Bennett participates in our long-term incentive plan, and all employee benefit plans. Mr. Bennett is entitled to five weeks of vacation per year.
Brian P. Campbell
Mr. Campbell’s employment agreement provides that Mr. Campbell will continue to serve as our Vice President, Business and Legal Affairs and General Counsel until his employment is terminated by us or by Mr. Campbell, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us during the term of his employment and for a period of 9 months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Campbell is entitled to receive an annual base salary of $309,000 (as of August 2013), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 35% of his base salary, determined by the Chief Financial Officer and the board, participation in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Campbell is entitled to five weeks of vacation per year.
Scot W. Melland
Effective September 30, 2013, Mr. Melland resigned from his position as Chairman, President and Chief Executive Officer. Pursuant to his employment agreement, Mr. Melland served as our President and Chief Executive Officer until his employment terminated. The agreement contained a covenant not to engage in any business that competed with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Melland was entitled to receive an annual base salary of $540,750 (as of January 2013), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, was eligible for an annual discretionary target bonus of 100% of his base salary, determined by the Compensation Committee and subject to the performance of both Mr. Melland and us. Mr. Melland participated in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Melland was entitled to five weeks of vacation per year.
In connection with the resignation of Mr. Melland as Chairman, President and Chief Executive Officer of the
Company, the Company and Mr. Melland entered into a separation agreement, dated as of July 29, 2013 and effective September 30, 2013. Pursuant to the terms of the separation agreement, Mr. Melland, during the period from the date of the separation agreement to September 30, 2013, assisted with the transition of his responsibilities and duties to the Company’s new Chief Executive Officer, Mr. Durney, and otherwise provided transition assistance and support to the Company.
Effective September 30, 2013, Mr. Melland was engaged to provide certain “consulting services” (as defined in the separation agreement) as an independent contractor to the Company for a period of three months, limited to not more than one day per week. For such consulting services, Mr. Melland was entitled to consideration of $15,000 per month, payable on a monthly basis
Bennett Smith
Mr. Smith’s employment as Chief Technology Officer was terminated effective October 31, 2013. Pursuant to his employment agreement, Mr. Smith continued to serve as our Chief Technology Officer until his employment terminated. The agreement contained a covenant not to engage in any business that competed with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Smith was entitled to receive an annual base salary of $293,000 (as of April 2013), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, was eligible for an annual discretionary target bonus of 30% of his base salary. Mr. Smith participated in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Smith was entitled to four weeks of vacation per year.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price		Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)(1)
Michael P. Durney	200,000	—	$6.65	(2)	2/12/15	(17)
	374,274	—	$1.98	(3)	8/31/15
	313,791	—	$0.20	(4)	8/31/15
	200,000	—	$2.88	(5)	2/9/16	(17)
	105,108	—	$6.49	(6)	1/31/17
	131,250	8,750	$6.08	(9)	2/10/17	(17)	5,000	$36,250	(16)
	24,062	10,938	$14.50	(10)	3/3/18	(17)	14,000	$101,500	(18)
	19,687	25,313	$8.97	(11)	2/27/19	(17)	34,500	$250,125	(19)
	—	100,000	$9.82	(12)	2/20/20	(17)	50,000	$362,500	(20)
	—	225,000	$9.27	(13)	7/24/20	(17)	80,000	$580,000	(21)

John J. Roberts	—	75,000	$8.69	(14)	10/22/20	(17)	50,000	$362,500	(22)

Shravan Goli	—	100,000	$10.03	(15)	3/18/20	(17)	250,000	$1,812,500	(23)

James E. Bennett	30,000	—	$6.65	(2)	2/12/15	(17)
	40,000	—	$2.88	(5)	2/9/16	(17)
	22,500	—	$4.03	(7)	7/13/16	(17)
	90,000	—	$4.19	(8)	11/1/16
	52,500	3,500	$6.08	(9)	2/10/17	(17)	2,000	$14,500	(16)
	13,750	6,250	$14.50	(10)	3/3/18	(17)	13,500	$97,875	(18)
	17,500	22,500	$8.97	(11)	2/27/19	(17)	41,250	$299,063	(19)
	—	40,000	$9.82	(12)	2/20/20	(17)	20,000	$145,000	(20)

Brian P. Campbell	80,000	—	$6.65	(2)	2/12/15	(17)
	39,522	—	$1.98	(3)	8/31/15
	40,538	—	$0.20	(4)	8/31/15
	75,000	5,000	$2.88	(5)	2/9/16	(17)
	16,135	—	$6.49	(6)	1/31/17
	38,500	17,500	$6.08	(9)	2/10/17	(17)	4,000	$36,720	(16)
	6,562	8,438	$14.50	(10)	3/3/18	(17)	9,000	$82,620	(18)
	—	20,000	$8.97	(11)	2/27/19	(17)	21,000	$192,780	(19)
	—	30,000	$9.82	(12)	2/20/20	(17)	15,000	$108,750	(20)

Scot W. Melland	300,000	—	$6.65	(2)	6/30/15	(17)
	934,265	—	$1.98	(3)	6/30/15
	94,600	—	$0.20	(4)	6/30/15
	300,000	—	$2.88	(5)	6/30/15	(17)
	319,012	—	$6.49	(6)	6/30/15
	196,875	13,125	$6.08	(9)	6/30/15	(17)	7,500	$54,375	(16)
	48,125	4,375	$14.50	(10)	6/30/15	(17)	14,500	$105,125	(18)
	55,781	7,969	$8.97	(11)	6/30/15	(17)	31,875	$231,094	(19)
	—	50,000	$9.82	(12)	6/30/15	(17)	20,000	$145,000	(20)

Bennett Smith	39,844	—	$8.97	(11)	12/31/14	(17)			(16)
	10,000	—	$9.82	(12)	12/31/14	(17)			(20)

(1)
If Mr. Durney’s employment is terminated by us without cause prior to a change of control, all of his then unvested equity awards will immediately become vested and exercisable. If Mr. Roberts’ employment is terminated by us without cause prior to a change of control, all of his then unvested equity awards will immediately become vested and exercisable. If Messrs. Durney, Roberts, Bennett, Campbell or Goli is terminated within 12 months following a change of control, all of their outstanding equity awards will immediately become vested and exercisable.

(2)
Under the agreements pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, February 12, 2008, and in installments of 6.25% quarterly thereafter.

(3)
On October 27, 2006, the option exercise price was adjusted from $2.17 (as stated in the Nonqualified Stock Option Agreement entered into by each of our named executive officers) to $1.98 to reflect a non-recurring dividend to our preferred stockholders of $0.22 per share.

(4)
On March 23, 2007, the option exercise price on the then unvested options was further reduced from $1.98 to $0.20 to reflect a non-recurring dividend to our stockholders of $1.95 per share. In lieu of a dividend, each holder of vested options received a payment of $1.95 per vested option.

(5)
Under the agreements pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, February 9, 2009, and in installments of 6.25% quarterly thereafter.

(6)
Under the agreements pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, January 31, 2007, and in installments of 6.25% quarterly thereafter.

(7)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, July 13, 2009, and in installments of 6.25% quarterly thereafter.

(8)
Under the agreement with Mr. Bennett pursuant to which these options were granted, 25% of the total options granted are exercisable on the first anniversary of the vesting commencement date, November 1, 2006, and in installments of 6.25% quarterly thereafter. On March 23, 2007, the option exercise price on the then unvested options was reduced from $5.97 to $4.19 to reflect a non-recurring dividend to our stockholders of $1.95 per share.

(9)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, February 10, 2010, and in installments of 6.25% quarterly thereafter.

(10)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, March 3, 2011, and in installments of 6.25% quarterly thereafter.

(11)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, February 27, 2012, and in installments of 6.25% quarterly thereafter.

(12)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, February 20, 2013, and in installments of 6.25% quarterly thereafter.

(13)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, July 24, 2013, and in installments of 6.25% quarterly thereafter.

(14)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, October 22, 2013, and in installments of 6.25% quarterly thereafter.

(15)
Under the agreement pursuant to which these options were granted, 25% of the options granted are exercisable on the first anniversary of the his employment start date, March 18, 2013, and in installments of 6.25% quarterly thereafter.

(16)
Under the agreement pursuant to which the restricted stock was granted, 25% of the stock granted vests on each anniversary date of the vesting commencement date, February 10, 2010, until fully vested on the fourth anniversary of the vesting commencement date.

(17)	The options granted on February 12, 2008 and thereafter have a term of seven years. Prior grants had a term of ten years.

(18)
Under the agreement pursuant to which the restricted stock was granted, 25% of the stock granted vests on each anniversary date of the vesting commencement date, March 3, 2011, until fully vested on the fourth anniversary of the vesting commencement date.

(19)
Under the agreement pursuant to which the restricted stock was granted, 25% of the stock granted vests on each anniversary date of the vesting commencement date, February 27, 2012, until fully vested on the fourth anniversary of the vesting commencement date.

(20)
Under the agreement pursuant to which the restricted stock was granted, 25% of the stock granted vests on each anniversary date of the vesting commencement date, February 20, 2013, until fully vested on the fourth anniversary of the vesting commencement date.

(21)
Under the agreement pursuant to which the restricted stock was granted, 25% of the stock granted vests on each anniversary date of the vesting commencement date, July 24, 2013, until fully vested on the fourth anniversary of the vesting commencement date.

(22)
Under the agreement pursuant to which the restricted stock was granted, 25% of the stock granted vests on each anniversary date of the vesting commencement date, October 22, 2013, until fully vested on the fourth anniversary of the vesting commencement date.

(23)
Under the agreement pursuant to which the restricted stock was granted, 40% of the stock granted vests of the first and second anniversaries of his employment start date, March 18, 2013, and 10% on each of the third and fourth anniversaries of his employment start date.

Option Exercises and Stock Vested During Fiscal Year-End 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Michael P. Durney	—	—	23,500	224,768
John J. Roberts	—	—	—	—
Shravan Goli	—	—	—	—
James E. Bennett	50,000	102,621	22,500	215,363
Brian P. Campbell	100,000	785,609	10,250	98,056
Scot W. Melland	820,000	6,904,115	53,875	515,777
Bennett Smith	—	—	26,875	226,400
(1) These stock awards of Messrs. Durney, Bennett, Campbell and Melland vested on February 10, 2013, the third anniversary of their February 10, 2010 grant date, March 3, 2013, the second anniversary of their March 3, 2011 grant date, and February 27, 2013, the first anniversary of their February 27, 2012 grant date. Mr. Smith’s stock awards vested on October 31, 2013 when his employment with the Company ended. The executive officers continue to retain ownership of the vested shares (less the number of shares held back to pay withholding taxes).
(2) The value realized on vesting is based on the market price of the Company’s common stock on the vesting date.
Potential Post-Employment Payments Upon Termination or Change-in-Control
Employment Agreements for Messrs. Durney, Roberts, Goli, Bennett and Campbell, Melland and Smith
The employment of each named executive officer may be terminated by us or by the executive at any time, with or without cause, subject to the provisions of his or her employment agreement. Each named executive officer is entitled to receive severance benefits pursuant to the terms of his or her employment agreement upon either termination by us without cause or resignation by the executive for good reason. A named executive officer is not eligible for benefits if his or her termination is due to death or permanent disability.
A termination for “good reason” includes any of the following company actions:

•	a diminution in the executive’s responsibilities, title, duties and reporting lines compared to those existing immediately prior to a change of control;

•	a reduction in the executive’s salary, incentive compensation and other employee benefits compared to those existing immediately prior to a change of control;

•	relocation of the executive to an office more than 40 miles from the executive’s principal office immediately prior to a change of control;

•	breach by us of the executive’s employment agreement; or

•	failure of any successor to assume, in writing, all obligations under the executive’s employment agreement.

A termination for “cause” includes any of the following actions by the executive: embezzlement; misappropriation of our funds; conviction of a felony; any act of fraud, deceit, or dishonesty causing us material economic harm; material breach of the executive’s employment agreement; willful failure to substantially perform his or her duties; willful breach of fiduciary duty to us involving personal profit; significant violation of our policies or other contractual, statutory or common law duties to us.
A “change of control” for these purposes consists of any of the following:

•	an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•	any stockholder-approved transfer or disposition of all or substantially all of our assets;

•	any plan of liquidation providing for the distribution of all or substantially all of our assets;

•
the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our board of directors prior to such business combination constitute at least a majority of the board of directors of the resulting corporation; or

•	a change in the composition of our board over a period of 36 months or less such that a majority of the board members cease to be continuing directors.
Under each named executive officer’s employment agreement, the executive may become entitled to certain “Severance Payments” upon termination of employment without cause or by the employee for good reason after a change in control. These Severance Payments are described more specifically below, but generally include a lump sum payment tied to salary and bonus level and accelerated vesting of equity. In the event that any Severance Payments would be subject to the excise tax imposed by Section 4999 of the Code, we will “gross up,” on an after-tax basis, the executive officer’s compensation so as to put him in the same after-tax position he would have enjoyed had the Section 4999 excise tax not applied to the Severance Payments. These make-whole provisions include certain computational assumptions and conventions, for example: (1) any other payments or benefits received in connection with a change in ownership or control will be treated as parachute payments, and all excess parachute payments are treated as subject to the excise tax, both as defined by Section 280G of the Code, and (2) the amount of the severance payments which will be treated as subject to the excise tax will be the lesser of the total amount of the severance payments or the amount of the excess parachute payments.
Upon any termination, each named executive officer, his or her spouse and eligible dependents will be entitled to continued medical and dental benefits at active-employee rates for a period of 12 months following termination, and such benefits will not be reduced by benefits obtained from a subsequent employer.
Any named executive officer who voluntarily resigns for any reason other than good reason during the 12 month period following a change of control, will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options.
Equity Award Provisions
According to the terms of our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Equity Award Plan, if a named executive officer’s employment is terminated due to their death or disability or for any other reason except by us for cause, the unvested portion of their equity awards will expire on the date they are terminated. The vested portion of stock option awards will remain exercisable until the earlier of either the expiration of the option period or 12 months after such termination in the case of termination due to death or disability, or 90 days after any other termination other than termination by us for cause.
If we terminate any named executive officer’s employment for cause, both the unvested equity awards and vested portions of the stock options will terminate on the same date their employment is terminated.
The treatment of equity awards after termination of an executive officer’s employment by us with or without regard to whether a change-in-control has occurred is described below for each executive.

Michael P. Durney
If Mr. Durney’s employment is terminated by us without cause prior to a change of control, we will provide him with a severance payment in an amount equal to his then current annual salary, provided he executes and delivers a release form prepared by us. In the event of such termination, all of Mr. Durney’s outstanding stock awards will immediately become vested.
If Mr. Durney’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus (or, if higher, the amount of bonus attributable to a calendar year’s service paid to the executive immediately prior to the change of control), and all outstanding stock awards will immediately become vested and exercisable.
John J. Roberts
If Mr. Roberts’ employment is terminated by us without cause prior to a change of control, and such termination occurs before the second anniversary of Mr. Roberts’ employment with the Company, Mr. Roberts is entitled to receive a lump sum severance payment equal to 50% of his then current annual salary. If such termination occurs after the second anniversary but prior to the fifth anniversary of Mr. Roberts’ employment with the Company, Mr. Roberts is entitled to receive a lump sum severance payment equal to 75% of his then current annual salary. If such termination occurs after the fifth anniversary of Mr. Roberts’ employment with the Company, Mr. Roberts is entitled to receive a lump sum severance payment equal to his then current annual salary. In the event of such termination, Mr. Roberts is entitled to accelerated stock option vesting, effective upon termination, with respect to 25% of the shares of Company common stock underlying Mr. Roberts’ then unvested outstanding stock options, restricted stock and other outstanding equity-based awards.
If Mr. Roberts’ employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus (or, if higher, the amount of bonus attributable to a calendar year’s service paid to the executive immediately prior to the change of control), and all outstanding stock awards will immediately become vested and exercisable.
Shravan Goli
If Mr. Goli’s employment is terminated by us without cause or by Mr. Goli for good reason before a change of control, he will be entitled to a lump sum severance payment of 100% of his then current annual salary, and a pro-rata bonus in an amount equal to the product of (1) his then current full-year bonus target, multiplied by (2) the Achieved Percentage (as defined below), multiplied further by (3) a fraction, the numerator of which is the number of days elapsed from the commencement of the year of termination through the date of termination, and the denominator of which is 365. The “Achieved Percentage” means the percentage of the full-year bonus target deemed to be earned under the bonus plan based on actual performance through the end of the month in which the termination occurs as compared to target performance through the end of the month in which the termination occurs, but only taking into account performance criteria under the bonus plan that relate to objective and nondiscretionary financial performance, proportionally adjusting the weightings of each performance criteria to reflect that any performance criteria (other than those that relate to objective and non-discretionary financial performance) shall not apply, and using prorated full-year targets if there are no applicable monthly target amounts for one or more of the applicable performance criteria. In addition, if such termination occurs (x) on or prior to the first anniversary of his employment start date, then he will be vested in a total of 150,000 shares of restricted stock and 37,500 stock options (and the remaining unvested shares of restricted stock and stock options will be forfeited), (y) after the first anniversary and on or prior to the second anniversary of his employment start date, the portion of the then unvested shares of restricted stock and stock options that are scheduled to vest during the 12-month period immediately following the date of termination shall immediately vest upon such termination (and the remaining unvested shares of restricted stock and stock options shall be immediately forfeited), or (z) after the second anniversary of his employment start date, 25% of the then unvested shares of restricted stock and stock options shall immediately vest upon such termination (and the remaining unvested shares of restricted stock and stock options shall be immediately forfeited).

If Mr. Goli’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus his then current target bonus, and all outstanding stock awards will immediately become vested and exercisable.

James E. Bennett
If Mr. Bennett’s employment is terminated by us because Mr. Bennett is unable to perform his duties as a result of ill health or injury, he will be entitled, for so long as his employment continues, to his salary during any period of incapacity of not more than 30 days in any period of 52 consecutive weeks. Mr. Bennett is entitled to a six-month notice period upon a termination by the Company, during which time he will continue to receive base salary and other benefits.
If Mr. Bennett’s employment is terminated either by us without cause or by him for good reason following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding stock awards will immediately become vested.
Brian P. Campbell
If Mr. Campbell’s employment is terminated by us without cause before a change of control, he will be entitled to a lump sum severance payment of 75% of his then current annual salary.
If Mr. Campbell’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus the amount of his most recently paid regular annual bonus, excluding special bonuses (or, if higher, the amount of bonus attributable to a calendar year’s service paid to him immediately prior to the change of control), and all outstanding stock awards will immediately become vested and exercisable.
Termination Payments
The following table sets forth the payments each of our named executive officers would have received if their employment had been terminated by us without cause on December 31, 2013 and there was no change of control.

Name	Benefit	Amount Payable for Termination Without Cause
Michael P. Durney	Cash Severance	$500,000
	Medical and Dental Benefits	9,657
	*Option Acceleration Value	10,238
	**Restricted Stock Acceleration Value	1,330,375

John J. Roberts	Cash Severance	162,500
	**Restricted Stock Acceleration Value	90,625

Shravan Goli(1)	Cash Severance	800,000
	Medical and Dental Benefits	7,266
	**Restricted Stock Acceleration Value	271,875

James E. Bennett(2)	Cash Severance	137,904
	Medical and Dental Benefits	2,045

Brian P. Campbell	Cash Severance	231,750
	Medical and Dental Benefits	18,007

*
Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock as of December 31, 2013 less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2013.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to their fair value of the underlying stock as of December 31, 2013.

(1)
Mr. Goli’s cash severance of $800,000 is the maximum that can be achieved and includes one times his annual base salary plus his full-year bonus target of one times his annual base salary, which may be reduced by his actual performance achieved versus his target performance through the month of his termination and the ratio of days elapsed from the commencement of the year of termination through the date of termination.  In the event of termination, the actual severance paid will be between $400,000 and $800,000 as defined in the employment agreement.

(2)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.56 for each £1.

Mr. Melland resigned from the Company effective September 30, 2013. In connection with his resignation of Mr. Melland as Chairman, President and Chief Executive Officer of the Company, the Company and Mr. Melland entered into a separation agreement, dated as of July 29, 2013 and effective September 30, 2013. In consideration for entering into the separation agreement, Mr. Melland became entitled to certain payments and benefits, including the following: (i) continued eligibility to receive his pro rata share of the 2013 calendar year performance bonus award at the same time and in the same manner as bonuses are generally paid to other senior executives of the Company; (ii) consideration of $270,375, payable in cash, for extending the non-compete and nonsolicit provisions in his previously existing employment agreement to eighteen months following September 30, 2013; (iii) continued vesting of equity based awards through March 31, 2014, subject to certain conditions; (iv) continued exercisability of vested options through June 30, 2015; and (v) payment of legal fees and expenses incurred in connection with the negotiation and preparation of the separation agreement, in an aggregate amount not to exceed
$10,000. Mr. Melland was engaged to provide certain “consulting services” (as defined in the separation agreement) as an independent contractor to the Company for a period of three months, limited to not more than one day per week. For such consulting services, Mr. Melland was entitled to consideration of $15,000 per month, payable on a monthly basis.
The Company terminated employment with Mr. Smith effective October 31, 2013. He received a severance payment equal to his then current annual base salary of $293,000 and accelerated vesting of 25% of his then unvested stock awards.

Change of Control Termination
The following table sets forth the payments each of our named executive officers would have received if, following a change of control, their employment had been terminated by us without cause, or by them for good reason on December 31, 2013.

Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Michael P. Durney	Cash Severance	$1,000,000
	Medical and Dental Benefits	9,657
	*Option Acceleration Value	10,238
	**Restricted Stock Acceleration Value	1,330,375

John J. Roberts	Cash Severance	487,500
	**Restricted Stock Acceleration Value	362,500

Shravan Goli	Cash Severance	800,000
	Medical and Dental Benefits	7,266
	**Restricted Stock Acceleration Value	1,812,500

James E. Bennett(1)	Cash Severance	413,712
	Medical and Dental Benefits	2,045
	*Option Acceleration Value	4,095
	**Restricted Stock Acceleration Value	556,438

Brian P. Campbell	Cash Severance	395,561
	Medical and Dental Benefits	18,007
	*Option Acceleration Value	4,095
	**Restricted Stock Acceleration Value	280,938

*
Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock as of December 31, 2013 less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2013.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to their fair value of the underlying stock as of December 31, 2013.

(1)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.56 for each £1.
Board Compensation
Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.
The Company pays its independent directors an annual fee of $30,000 for service on the board and one committee. An additional $5,000 is paid if the director serves on two committees. Mr. Wyman receives an additional $7,500 per year as chairman of our Compensation Committee and member of our Audit Committee, pro rated for the first quarter of 2013. Mr. Barter receives an additional $15,000 per year as chairman of our Audit Committee. Ms. Sheikholeslami joined a second committee in 2013 and received an additional $5,000, which was pro rated over the year.
Restricted stock of 11,500 shares each were issued to Messrs. Barter and Gordon and Ms. Sheikholeslami in May 2013 for their service on the board. Mr. Schipper was issued 2,500 shares upon his appointment in February 2014. The restriction is lifted one year after issuance of the stock if they are still serving on the board. We estimated the fair value of the award on the grant date using the value of the Company’s stock on the date of the grant.
Director Compensation Table for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Scot W. Melland(2)	$7,500	$—	$7,500
John W. Barter	46,527	105,110	151,637
H. Raymond Bingham(3)	—	—	—
Peter R. Ezersky (3)	—	—	—
David S. Gordon	35,000	105,110	140,110
David C. Hodgson(3)	—	—	—
Golnar Sheikholeslami	32,500	105,110	137,610
William W. Wyman(4)	14,217	—	14,217
Michael P. Durney(5)	—	—	—

(1)
Represents the aggregate grant date fair value of restricted stock granted during the year in accordance with the FASB ASC Topic 718, Stock Compensation. See Note 12 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock-Based Compensation” in our Annual Report on Form 10-K for the assumption made in determining these values. On December 31, 2013, each of Messrs. Barter and Gordon and Ms. Sheikholeslami had 11,500 shares of restricted stock outstanding. On December 31, 2013, Mr. Wyman held options to purchase 60,000 shares of common stock at an exercise price of $4.19, all of which were vested. On December 31, 2013, Mr. Barter held options to purchase 42,094 shares of common stock at an exercise price of $7.11, all of which were vested. On December 31, 2013, Mr. Gordon held options to purchase 70,000 shares of common stock at an exercise price of $8.09, all of which were vested. No other non-employee director had any shares of restricted stock outstanding and no other non-employee director had any outstanding stock options.

(2)	Mr. Melland was also an executive officer of the Company through September 30, 2013. He did not receive additional compensation for his services as a board member through September 30, 2013.

(3)	None of Messrs. Bingham, Ezersky, or Hodgson receives or have received any compensation for their service as members of our board of directors.

(4)	Mr. Wyman was a board member through the first quarter of 2013.

(5)	Mr. Durney was appointed to serve as a director in September 2013. He is also an executive officer of the
Company. He did not receive additional compensation for his services as a board member through
December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth, as of April 18, 2014, information with respect to the beneficial ownership of our Common Stock by:

•	each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation”;

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and

•	all of our directors and executive officers as a group.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owners	Shares of Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
5% Stockholders
General Atlantic Partners 79, L.P.(1)(2)	3,544,328	6.7%
General Atlantic Partners 84, L.P.(1)(2)	336,642	*
GAP Coinvestments CDA, L.P.(1)(2)	737	*
GapStar, LLC(1)(2)	95,833	*
GAP- W, Holdings, L.P.(1)(2)	1,148,596	2.2%
GAP Coinvestments III, LLC(1)(2)	299,559	*
GAP Coinvestments IV, LLC(1)(2)	69,445	*
GAPCO GmbH& Co., KG(1)(2)	8,685	*
Quadrangle Capital Partners II LP(2)(3)	7,577,991	14.4%
Quadrangle Select Partners II LP(2)(3)	202,724	*
Quadrangle Capital Partners II-A LP(2)(3)	902,946	1.7%
Sterling Capital Management LLC(4)	5,716,571	10.9%
BlackRock, Inc.(5)	3,447,979	6.6%
Oak Ridge Investments LLC(6)	3,252,882	6.2%
The Vanguard Group(7)	2,793,594	5.3%
Kornitzer Capital Management, Inc.(8)	1,422,915	2.7%

Directors and Executive Officers
Michael P. Durney(9)(10)	1,750,114	3.2%
John J. Roberts(9)(11)	50,000	*
Shravan Goli(9)(12)	286,100	*
James E. Bennett(9)(13)	340,139	*
Brian P. Campbell(9)(14)	316,199	*
Scot W. Melland(9)(15)	2,423,916	4.4%
Bennett Smith(9)(16)	57,056	*
John W. Barter(9)(17)	86,594	*
H. Raymond Bingham(1)(18)	5,503,825	10.5%
Peter R. Ezersky(19)	8,683,661	16.5%
David S. Gordon(9)(20)	302,642	*
David C. Hodgson(1)(18)	5,503,825	10.5%
Brian Schipper(9)(21)	2,500	*
Golnar Sheikholeslami(9)(22)	27,000	*
All current directors and executive officers as a group (16 persons)(23)	19,859,746	34.9%

*	Less than 1%

(1)
General Atlantic LLC (“General Atlantic”) is the general partner of each of General Atlantic GenPar, L.P. (“GA GenPar”), General Atlantic Partners 79, L.P. (“GAP 79”), and GAP Coinvestments CDA, L.P. (“CDA”) and the managing member of GAP Coinvestments III, LLC (“GAPCO III”) and GAP Coinvestments IV, LLC (“GAPCO IV”). GA GenPar is the general partner of General Atlantic Partners 84, L.P. and GAP-W Holdings, L.P. (“GAP-W”). The officers of GapStar, LLC (“GapStar”) are certain managing directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of GAPCO GmbH & Co. KG (“KG” and, together with GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV and GmbH Management, the “General Atlantic Stockholders”). There are 23 managing directors of GA (the “GA Managing Directors”). General Atlantic, GA GenPar, GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV, GmbH Management and KG and are a “group,” as defined in Rule 13d-5 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be deemed to own beneficially any aggregate of 5,503,825 shares of the Common Stock, which represents approximately 10.5% of the outstanding shares of Common Stock. David C. Hodgson is a GA Managing Director. Mr. Hodgson disclaims beneficial ownership of such shares beneficially owned by the General Atlantic Stockholders except to the extent of his pecuniary interest therein. H. Raymond Bingham is a GA Advisory Director. Mr. Bingham disclaims beneficial ownership of such shares beneficially owned by the General Atlantic Stockholders except to the extent of his pecuniary interest therein. Investment entities affiliated with General Atlantic have a minority ownership position in three entities that have broker-dealer subsidiaries: Citco III Limited (“Citco”),Pierpont Securities Holdings LLC (“Pierpont”) and KCG Holdings, Inc. (“KCG”). Citco has one broker-dealer subsidiary, Citco Securities, Inc. (CS-I); Pierpont has one broker-dealer subsidiary, Pierpont Securities LLC; KCG has one broker-dealer subsidiary, KCG Americas, LLC. Each of the General Atlantic Stockholders acquired its shares in the ordinary course of business and at the time of the acquisition of such shares did not have any arrangements or understandings with any person to distribute the securities. The mailing address of the foregoing General Atlantic entities is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(2)
Given the terms of the Institutional Shareholder Agreement (as described under “Certain Relationships and Related Person Transactions—Stockholder Agreement”), the General Atlantic Stockholders and the Quadrangle Stockholders (as defined below) may be deemed to constitute a “group” that, as of the date set forth above, collectively beneficially owns approximately 14,187,486 shares of common stock, or 27.0% of the Company’s total number of shares of common stock outstanding for purposes of Section 13(d)(3) of the Exchange Act. Each of the General Atlantic Stockholders and the Quadrangle Stockholders disclaims beneficial ownership of the shares of common stock beneficially owned by the other parties to the Institutional Shareholder Agreement.

(3)
QCP GP Investors II LLC is the general partner of Quadrangle GP Investors II LP, which is the general partner of each of Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP and Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Stockholders” and, together with Quadrangle GP Investors II LP, the “Quadrangle Entities”). QCP GP Investors II LLC disclaims beneficial ownership of the shares of common stock that may be deemed beneficially owned by the Quadrangle Entities or any of their affiliates. The investment committee of QCP GP Investors II LLC makes voting and investment decisions with respect to the securities held by the Quadrangle Entities. One of the members of the investment committee of QCP GP Investors II LLC is Peter R. Ezersky, who is a member of our board of directors. Each of Mr. Ezersky and the other members of the investment committee of QCP GP Investors II LLC disclaim ownership of such shares that may be deemed beneficially owned by the Quadrangle Entities or any of their affiliates. The mailing address for the Quadrangle Shareholders is 1065 Avenue of the Americas, New York, NY 10018.

(4)
Based solely on a Schedule 13G filed with the SEC on November 12, 2013. Sterling Capital Management LLC (“Sterling”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,716,571 shares of the Common Stock. The business address for Sterling is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(5)
Based solely on a Schedule 13G filed with the SEC on January 28, 2014. BlackRock, Inc. is the beneficial owner of 3,447,979 shares of the Common Stock. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Based solely on a Schedule 13G filed with the SEC on February 3, 2014. Oak Ridge Investments LLC (“Oak
Ridge”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the
beneficial owner of 3,252,882 shares of the Common Stock. The business address for Oak Ridge is 10 South
LaSalle Street, Suite 1900, Chicago, IL 60603.

(7)	Based solely on a Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group (“Vanguard”), 100
Vanguard Blvd., Malvern, Pennsylvania 19355, is the beneficial owner of 2,728,922 shares of the Common Stock.
Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 64,672 shares or .11% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a whollyowned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,500 shares or .00% of the Common
Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.
(8)Based solely on a Schedule 13G filed with the SEC on January 16, 2014. Kornitzer Capital Management, Inc.
(“KCM”) is an investment adviser with respect to the shares of Common Stock for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Stock. KCM has (i) sole power to vote or direct the vote of all of the shares, (ii) sole power to dispose or direct the disposition of 1,395,780 of the shares and (iii) shared power to dispose or direct the disposition of 27,135 of the shares. The business address for KCM is 5420 West 61st Place, Shawnee Mission, KS
66205.

(9)	Such person’s business address is c/o Dice Holdings, Inc., 1040 Avenue of the Americas, 8th floor, New York, NY 10018.

(10)
This amount includes options to purchase 1,418,173 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 147,500.

(11)	This amount includes unvested restricted shares of 50,000.

(12)
This amount includes options to purchase 25,000 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 195,000.

(13)
This amount includes options to purchase 239,750 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 69,250.

(14)
This amount includes options to purchase 245,008 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 39,750.

(15)
This amount includes options to purchase 2,159,427 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 5,500.

(16)	This amount includes options to purchase 49,844 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.

(17)
This amount includes options to purchase 42,094 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 11,500.

(18)	Such person’s business address is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055.

(19)
Mr. Ezersky is on the investment committee of QCP GP Investors II LLC, which is the general partner of Quadrangle GP Investors II LP. Quadrangle GP Investors II LP is the general partner of Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP and Quadrangle Capital Partners II-A LP, and Mr. Ezersky may therefore be deemed to share beneficial ownership of 8,683,661 shares of Common Stock owned by the Quadrangle Entities. Mr. Ezersky expressly disclaims beneficial ownership of the shares owned by the Quadrangle Entities or any of their affiliates. Mr. Ezersky’s business address is c/o Quadrangle Group LLC, 1065 Avenue of the Americas, New York, NY 10018.

(20)
This amount includes options to purchase 70,000 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 11,500.

(21)	This amount includes unvested restricted shares of 2,500.

(22)	This amount includes unvested restricted shares of 17,000.

(23)
This amount includes (a) options to purchase 4,249,296 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days, (b) 5,503,825 shares owned by the General Atlantic Stockholders, which may be deemed to be beneficially owned by Messrs. Hodgson and Bingham and (c) 8,683,661 shares owned by the Quadrangle Stockholders, which may be deemed to be beneficially owned by Mr. Ezersky. See also footnotes (1), (2), (3) and (19) above.

Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of filings with the Commission and written representations that no other reports were required, we believe that all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied during fiscal 2013 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of the following individuals who, due to administrative error, filed late reports: James E. Bennett - two late reports relating to three transactions; Bennett Smith - one late report relating to one transaction and Scot W. Melland - one late report relating to one transaction.

ITEMS TO BE VOTED ON
Proposal 1: Election of Directors
The current term of office of the Company’s Class I Directors expires at the 2014 Annual Meeting. The Board proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of three years or until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board. See “Directors and Corporate Governance—Board Structure—Composition of our Board of Directors,” for a full biography of each nominee.
Peter R. Ezersky
David S. Gordon
Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election. Our Principal Stockholders control approximately 27.0% of the vote for the election of the Class I Directors. As a result of its shareholdings, the Principal Stockholders have the ability to significantly influence the election of the Class I Directors. The Company expects the Principal Stockholders will vote FOR the approval of the nominees for the Class I Directors.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2013 are described below under “Principal Accounting Fees and Services.”
Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s auditors since the Company’s incorporation in 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Stockholder approval is not required for the selection of Deloitte & Touche LLP since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2014, the selection will be reconsidered by the Audit Committee and the board. Even if the selection of Deloitte & Touche LLP is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Our Principal Stockholders control approximately 27.0% of the vote for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. As a result of their shareholdings, the Principal Stockholders have the ability to significantly influence the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Company expects the Principal Stockholders will vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.
Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.

Principal Accounting Fees and Services
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2013 and 2012 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2013 and 2012 fiscal years were as follows:

	Fiscal 2013	Fiscal 2012
Audit fees(1)	$425,000	$494,887
Audit-related fees(2)	17,800	—
Tax fees(3)	—	31,185
Total fees for services provided	$442,800	$526,072

(1)
Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements and the audit of internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.

(2)
Audit related fees are fees billed by the Deloitte Entities for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements and are not reported as audit fees in (1) above. These services include services related to the Company’s filing of registration statements.

(3)	Tax fees are fees billed by the Deloitte Entities for tax consulting and compliance services and tax acquisition and tax due diligence services.
Proposal 3: Advisory Approval of the Company’s Executive Compensation
We are committed to strong corporate governance. As part of this commitment, we provide our stockholders with the opportunity to cast an annual advisory vote on our named executive officer compensation. In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our stockholders for approval a non-binding resolution to ratify named executive officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. We believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the Company’s named executive officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering your vote, you are encouraged to read “Executive Compensation,” the accompanying compensation tables, and the related narrative disclosure. Because your vote is advisory, it will not be binding on the board of directors. However, the board of directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL
Other Matters
As of the mailing date of this proxy statement, the board of directors is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the board or, if no recommendation is given, in their own discretion.

OTHER PROCEDURAL MATTERS
Electronic Delivery of Proxy Materials and Annual Report
This proxy statement and the Company’s Annual Report on Form 10-K are available on the Investor Relations section of the Company’s website at www.investor.diceholdingsinc.com. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.
Reduce Duplicate Mailings—Householding
In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: Dice Holdings, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018 Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181.
Proxy Solicitation Costs
The proxies being solicited under this proxy statement are being solicited by the board of directors of the Company. All expenses of this solicitation will be borne by the Company.
Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries, custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Common Stock held in their names.
Stockholder Communications
Stockholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chairs of any committee of the board of directors or any committee of the board of directors by writing them as follows:
[Name(s)/Title(s)]
c/o Corporate Secretary
Dice Holdings, Inc.
1040 Avenue of the Americas, 8th Floor
New York, NY 10018
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Stockholder Proposals for Inclusion in 2015 Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s proxy statement for the 2015 Annual Meeting, stockholder proposals must be received by the Company no later than the close of business on December 22, 2014, and must otherwise comply with the requirements of Rule 14a-8.

Director Nominations and Other Stockholder Proposals for Presentation at the 2015 Annual Meeting
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2015 Annual Meeting, such a proposal must be received by the Company on or after December 22, 2014, but no later than January 21, 2015.
Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission. If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.
The form of proxy and the proxy statement have been approved by the board of directors and are being mailed and delivered to the Company’s stockholders by its authority. This proxy statement is being mailed on or about April 24, 2014.

Michael P. Durney
President and Chief Executive Officer
April 24, 2014

# Dice Holdings, Inc.

C123456789

**IMPORTANT ANNUAL MEETING INFORMATION** 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, May 28, 2014.**

### Vote by Internet

- Go to **www.investorvote.com/DHX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees for director listed under Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

| | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|
| 01 - Peter R. Ezersky | ☐ | ☐ | 02 - David S. Gordon | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2014. | ☐ | ☐ | ☐ |
| 3. To approve, on an advisory basis, the Company's named executive officer compensation. | ☐ | ☐ | ☐ |

### B Non-Voting Items

**Change of Address** — Please print new address below.

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 J N T

1 U P X 1 9 7 4 3 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01TZHB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

*Dice Holdings, Inc.*

## Proxy — DICE HOLDINGS, INC.

### Annual Meeting of Stockholders – To Be Held May 29, 2014

### THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) MICHAEL P. DURNEY, JENNIFER BEWLEY and BRIAN P. CAMPBELL, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Dice Holdings, Inc. that the undersigned would be entitled to cast if personally present at the 2014 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED **FOR** THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, **FOR** PROPOSAL 2, AND **FOR** PROPOSAL 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

**Sign Up Today For Electronic Delivery**

Email delivery of your stockholder materials is efficient, environmentally friendly, and reduces Dice's printing and postage costs. Sign up today by calling (212) 448-4181 or by emailing IR@dice.com.

**If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year's Annual Report and Proxy Statement on the Investor Relations section of the Dice Holdings, Inc. website at www.investor.diceholdingsinc.com.**

**(Continued and to be marked, dated and signed, on the other side)**